Exhibit 4.44

Execution version

BOND TERMS

FOR

Performance Shipping Inc. 9.875% senior secured USD 150,000,000 bonds 2025/2029

ISIN NO0013607028

Contents
Clause	Page

1.	INTERPRETATION	3
2.	THE BONDS	19
3.	THE BONDHOLDERS	21
4.	ADMISSION TO LISTING	22
5.	REGISTRATION OF THE BONDS	22
6.	CONDITIONS FOR DISBURSEMENT	22
7.	REPRESENTATIONS AND WARRANTIES	25
8.	PAYMENTS IN RESPECT OF THE BONDS	27
9.	INTEREST	30
10.	REDEMPTION AND REPURCHASE OF BONDS	30
11.	PURCHASE AND TRANSFER OF BONDS	32
12.	INFORMATION UNDERTAKINGS	33
13.	GENERAL AND FINANCIAL UNDERTAKINGS	34
14.	EVENTS OF DEFAULT AND ACCELERATION OF THE BONDS	38
15.	BONDHOLDERS’ DECISIONS	41
16.	THE BOND TRUSTEE	45
17.	AMENDMENTS AND WAIVERS	50
18.	MISCELLANEOUS	51
19.	GOVERNING LAW AND JURISDICTION	53
ATTACHMENT 2 RELEASE NOTICE – ESCROW ACCOUNT		56

ATTACHMENT 1 COMPLIANCE CERTIFICATE
ATTACHMENT 2 RELEASE NOTICE – ESCROW ACCOUNT

BOND TERMS between

ISSUER:
Performance Shipping Inc., a corporation duly incorporated and validly existing under the laws of the Republic Marshall Islands having its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960, with registration number 38911 and LEI-code 529900TDUX3CQLRVFO49; and

BOND TRUSTEE:	Nordic Trustee AS, a company existing under the laws of Norway with registration number 963 342 624 and LEI-code 549300XAKTM2BMKIPT85.

DATED:	15 July 2025

These Bond Terms shall remain in effect for so long as any Bonds remain outstanding.

1.	INTERPRETATION

1.1	Definitions

The following terms will have the following meanings:

“Accounting Standard” means GAAP.

“Additional Bonds” means the debt instruments issued under a Tap Issue, including any Temporary Bonds.

“Additional Vessel” means any new or second hand tanker vessel acquired by a Group Company with the proceeds of (a) the Bonds, including under any Tap Issue made for such purpose or (b) any Reinvestment.

“Additional Vessel Security” means any Security created pursuant to Clause 2.6 (Additional Security and Guarantees).

“Affiliate” means, in relation to any person:

(a)	any person which is a Subsidiary of that person;

(b)	any person with Decisive Influence over that person (directly or indirectly); and

(c)	any person which is a Subsidiary of an entity with Decisive Influence over that person (directly or indirectly).

“Annual Financial Statements” means the audited unconsolidated and consolidated annual financial statements of the Issuer for any financial year, prepared in accordance with the Accounting Standard, such financial statements to include a profit and loss account, balance sheet, cash flow statement and management commentary or report of the board of directors.

“Approved Shipbroker” means any of Clarkson Plc, Fearnleys AS, Nordic Shipping AS, Arctic Shipping AS, MB Shipbrokers, Intermodal Shipbrokers, Associated Shipbroking SAM, Allied Shipbroking Inc., Optima Shipping Services S.A., or such other independent reputable ship broker nominated by the Issuer and approved by the Bond Trustee from time to time.

“Attachment” means any schedule, appendix or other attachment to these Bond Terms.

“Bond Currency” means the currency in which the Bonds are denominated, as set out in Clause 2.1 (Amount, denomination and ISIN of the Bonds).

“Bond Terms” means these terms and conditions, including all Attachments which form an integrated part of these Bond Terms, in each case as amended and/or supplemented from time to time.

“Bond Trustee” means the company designated as such in the preamble to these Bond Terms, or any successor, acting for and on behalf of the Bondholders in accordance with these Bond Terms.

“Bond Trustee Fee Agreement” means the agreement entered into between the Issuer and the Bond Trustee relating, among other things, to the fees to be paid by the Issuer to the Bond Trustee for the services provided by the Bond Trustee relating to the Bonds.

“Bondholder” means a person who is registered in the CSD as directly registered owner or nominee holder of a Bond, subject however to Clause 3.3 (Bondholders’ rights).

“Bondholders’ Meeting” means a meeting of Bondholders as set out in Clause 15 (Bondholders’ Decisions).

“Bonds” means (i) the debt instruments issued by the Issuer pursuant to these Bond Terms, including any Additional Bonds, and (ii) any overdue and unpaid principal which has been issued under a separate ISIN in accordance with the regulations of the CSD from time to time.

“Business Day” means a day on which both the relevant CSD settlement system and the relevant settlement system for the Bond Currency are open.

“Business Day Convention” means that if the last day of any Interest Period originally falls on a day that is not a Business Day, no adjustment will be made to the Interest Period.

“Call Option” has the meaning ascribed to such term in Clause 10.2 (Voluntary early redemption – Call Option).

“Call Option Repayment Date” means the settlement date for the Call Option determined by the Issuer pursuant to Clause 10.2 (Voluntary early redemption – Call Option), paragraph (d) of Clause 10.3 (Mandatory repurchase due to a Put Option Event) or a date agreed upon between the Bond Trustee and the Issuer in connection with such redemption of Bonds.

“Cash and Cash Equivalents” means, at any time, (on a consolidated basis for the Issuer and the Group), the aggregate amount of the Group’s:

(a)	cash in hand or on deposit held by any Group Company with any bank or financial institution; and

(b)	certificates of deposit issued, and bills of exchange accepted, and other cash equivalent assets of any Group Company (as such assets would be reported in the Financial Reports),

in each case to which a Group Company is beneficially entitled at the time and to which it has free and unrestricted access. Any amount standing to the credit of any pledged (but not blocked) account of the Group (a “Pledged Account”) shall be regarded as Cash and Cash Equivalent. However, if a Pledged Account becomes blocked, any amount standing to the credit of such Pledged Account shall not be included in the calculation of Cash and Cash Equivalents.

“Change of Control Event” means, where a person or group of persons acting in concert (other than Mango Shipping Corp. and/or Aliki Paliou and/or any direct descendant of Aliki Paliou) gaining Decisive Influence over the Issuer.

“Compliance Certificate” means a statement substantially in the form as set out in Attachment 1 hereto.

“Collateral Vessel” means:

(a)	the vessel “P. Monterey” with IMO 9568172;

(b)	the vessel “P. Sophia” with IMO 9414034; and

(c)	any Additional Vessel(s) financed by a Reinvestment.

“Collateral Vessel Owners” means:

(a)
Bock Shipping Company Inc., a corporation duly incorporated and validly existing under the laws of the Republic of Marshall Islands, having its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960, with registration number 116344;

(b)
Maloelap Shipping Company Inc., a corporation duly incorporated and validly existing under the laws of the Republic of Marshall Islands, having its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960, with registration number 114826; and

(c)	any other Group Company being the owner of a Collateral Vessel.

“CSD” means the central securities depository in which the Bonds are registered, being Verdipapirsentralen ASA (VPS).

“Cure Amount” means cash proceeds actually received by the Issuer (i) in exchange for the issuance of common or preferred shares in the Issuer or (ii) as Subordinated Loans.

“Decisive Influence” means a person having, as a result of an agreement or through the ownership of shares or interests in another person (directly or indirectly):

(a)	a majority of the voting rights in that other person; or

(b)	a right to elect or remove a majority of the members of the board of directors of that other person.

“Default Notice” has the meaning ascribed to such term in Clause 14.2 (Acceleration of the Bonds).

“Default Repayment Date” means the settlement date set out by the Bond Trustee in a Default Notice requesting early redemption of the Bonds.

“Distribution” means:

(a)	payment of dividend or other distribution (whether in cash or in kind) on or in respect of share capital;

(b)	repayment or distribution of dividend or share premium reserve;

(c)	redemption, repurchase or repayment of share capital or other restricted equity with repayment to shareholders;

(d)	repayment or service of any Subordinated Loan; or

(e)	other similar distributions or transfers of value to the direct and indirect shareholders of any Group Company or the Affiliates of such direct and indirect shareholders.

“Escrow Account” means an account in the name of the Issuer, blocked and pledged on first priority as security for the Issuer’s obligations under the Finance Documents.

“Escrow Account Pledge” means the pledge over the Escrow Account, where the bank operating the account has waived any set-off rights.

“Equity” means total equity, including share capital, Subordinated Loans (which shall count as equity), share premium, retained earnings, current year’s earnings, reserves and adjustments, attributable to the Group’s shareholders plus minority interests as shown in the Group’s most recent Financial Reports.

“Event of Default” means any of the events or circumstances specified in Clause 14.1 (Events of Default).

“Exchange” means:

(a)	Oslo Børs (the Oslo Stock Exchange); or

(b)
any regulated market as such term is understood in accordance with the Markets in Financial Instruments Directive 2014/65/EU (MiFID II) and Regulation (EU) No. 600/2014 on markets in financial instruments (MiFIR) or an equivalent third-country market (including the New York Stock Exchange, Nasdaq Stock Market and London Stock Exchange).

“Finance Documents” means these Bond Terms, the Bond Trustee Fee Agreement, any Transaction Security Document, any Security Agent Agreement any Tap Issue Addendum and any other document designated by the Issuer and the Bond Trustee as a Finance Document.

“Finance Lease” means any lease or hire purchase contract, a liability under which would, in accordance with the Accounting Standard, be treated as a balance sheet liability.

“Financial Covenants” means the financial covenants out in paragraph (a) of Clause 13.19 (Financial Covenants).

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed (and debit balances at banks or other financial institutions);

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument, including the Bonds;

(d)
the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the Accounting Standard, be capitalised as an asset and booked as a corresponding liability in the balance sheet;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis provided that the requirements for de-recognition under the Accounting Standard are met);

(f)
any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price and, when calculating the value of any derivative transaction, only the mark to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount shall be taken into account);

(g)
any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of a person which is not a Group Company which liability would fall within one of the other paragraphs of this definition;

(h)
any amount raised by the issue of redeemable shares which are redeemable (other than at the option of the Issuer) before the Maturity Date or are otherwise classified as borrowings under the Accounting Standard;

(i)
any amount of any liability under an advance or deferred purchase agreement, if (i) the primary reason behind entering into the agreement is to raise finance or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 120 calendar days after the date of supply;

(j)
any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing or otherwise being classified as a borrowing under the Accounting Standard; and

(k)	without double counting, the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (j) above.

“Financial Reports” means the Annual Financial Statements and the Interim Accounts.

“First Call Date” means the Interest Payment Date falling in July 2027.

“Fleet Vessel” means any vessel from time to time wholly owned by a member of the Group (directly or indirectly) including chartered-in vessels for which a member of the Group has a purchase obligation but excluding, for the avoidance of doubt, any newbuilding vessels not delivered to the relevant member of the Group at the relevant time, and “Fleet Vessels” means more than one of them.

“GAAP” means generally accepted accounting practices and principles in the United States of America or in the country in which the Issuer is incorporated including, if applicable, IFRS.

“Group” means the Issuer and its Subsidiaries from time to time.

“Group Company” means any person which is a member of the Group.

“Guarantee” means the unconditional Norwegian law guarantee and indemnity (Norwegian: “selvskyldnerkausjon”) issued by each of the Collateral Vessel Owners.

“IFRS” means the International Financial Reporting Standards and guidelines and interpretations issued by the International Accounting Standards Board (or any predecessor and successor thereof) in force from time to time and to the extent applicable to the relevant financial statement.

“Incurrence Test” has the meaning ascribed to such term in Clause 13.20 (Incurrence Test).

“Initial Bond Issue” means the amount to be issued on the Issue Date as set out in Clause 2.1 (Amount, denomination and ISIN of the Bonds).

“Initial Nominal Amount” means the Nominal Amount of each Bond on the Issue Date as set out in Clause 2.1 (Amount, denomination and ISIN of the Bonds).

“Insolvent” means that a person:

(a)	is unable or admits inability to pay its debts as they fall due;

(b)	suspends making payments on any of its debts generally; or

(c)
is otherwise considered insolvent or bankrupt within the meaning of the relevant bankruptcy legislation of the jurisdiction which can be regarded as its centre of main interest as such term is understood pursuant to Regulation (EU) 2015/848 on insolvency proceedings (as amended from time to time).

“Interest Payment Date” means the last day of each Interest Period, the first Interest Payment Date being 17 January 2026 and the last Interest Payment Date being the Maturity Date.

“Interest Period” means, subject to adjustment in accordance with the Business Day Convention, the period between 17 January and 17 July each year, provided however that an Interest Period shall not extend beyond the Maturity Date.

“Interest Rate” means 9.875 per cent. per annum.

“Interim Accounts” means the unaudited consolidated quarterly financial statements of the Issuer for the quarterly period ending on each 31 March, 30 June and 30 September each year, prepared in accordance with the Accounting Standard. Such accounts to include a profit and loss account, balance sheet, cash flow statement and management commentary or report of the board of directors.

“ISIN” means International Securities Identification Number.

“Issue Date” means 17 July 2025.

“Issuer” means the company designated as such in the preamble to these Bond Terms.

“Issuer’s Bonds” means any Bonds which are owned by the Issuer or any Affiliate of the Issuer.

“Liquidity” means the sum of (i) any Cash and Cash Equivalents and (ii) any undrawn commitments under any revolving credit or working capital facility which is available for immediate drawing.

“Listing Deadline means” means 17 April 2026.

“Listing Failure Event” means:

(a)	that the Bonds (save for any Temporary Bonds) have not been admitted to listing on Oslo Børs (the Oslo Stock Exchange) within the Listing Deadline;

(b)	in the case of a successful admission to listing, that a period of 6 months has elapsed since the Bonds ceased to be admitted to listing on an Exchange; or

(c)
that the Temporary Bonds have not been admitted to listing on the Exchange where the other Bonds are listed within the later of (i) 6 months following the issue date for such Temporary Bonds and (ii) the Listing Deadline.

“Make Whole Amount” means an amount equal to the sum of the present value on the Repayment Date of:

(a)
the Nominal Amount of the redeemed Bonds at the price as set out in paragraph (a) (ii) of Clause 10.2 (Voluntary early redemption – Call Option) as if such payment originally had taken place on the First Call Date; and

(b)	the remaining interest payments of the redeemed Bonds (less any accrued and unpaid interest on the redeemed Bonds as at the Repayment Date) to the First Call Date,

where the present value shall be calculated by using a discount rate of 4.03 per cent. per annum.

“Managers” means Clarksons Securities AS and Pareto Securities AS.

“Mandatory Redemption Event” means if the Issuer (directly or indirectly) sells or disposes of a Collateral Vessel.

“Mandatory Redemption Repayment Date” means the settlement date for the Mandatory Redemption Event pursuant to Clause 10.5 (Mandatory early redemption due to a Mandatory Redemption Event).

“Market Value” means the fair market value of the Group’s Vessels in USD, determined as the arithmetic mean of independent valuations of the Vessels obtained from two Approved Shipbrokers. Such valuations shall be made on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing seller and willing buyer, on an “as is where is” basis, free of any existing charters or other contracts for employment. The cost of such valuations shall be for the account of the Issuer.

“Material Adverse Effect” means a material adverse effect on:

(a)	the ability of the Issuer to perform and comply with its obligations under any Finance Document; or

(b)	the validity or enforceability of any Finance Document.

“Maturity Date” means 17 July 2029, adjusted according to the Business Day Convention.

“Maximum Issue Amount” means the maximum amount that may be issued under these Bond Terms as set out in Clause 2.1 (Amount, denomination and ISIN of the Bonds).

“Net Disposal Proceeds” means the cash proceeds following a Mandatory Redemption Event less any taxes and reasonable and documented expenses in relation to that Mandatory Redemption Event which are incurred by any Group Company to persons who are not a Group Company.

“Net Insurance Proceeds” means the insurance proceeds received following a Total Loss Event less any reasonable and documented expenses in relation to that insurance claim which are incurred by any Group Company to persons who are not a Group Company.

“Net Proceeds” means the proceeds from the issuance of the Bonds (net of fees and legal cost of the Managers and, if required by the Bond Trustee, the Bond Trustee fee, and any other cost and expenses incurred in connection with the issuance of the Bonds).

“Nominal Amount” means the nominal value of each Bond at any time. The Nominal Amount may be amended pursuant to paragraph (j) of Clause 16.2 (The duties and authority of the Bond Trustee).

“Obligor” means the Issuer and any Collateral Vessel Owner.

“Outstanding Bonds” means any Bonds not redeemed or otherwise discharged.

“Overdue Amount” means any amount required to be paid by the Issuer under the Finance Documents but not made available to the Bondholders on the relevant Payment Date or otherwise not paid on its applicable due date.

“Partial Payment” means a payment that is insufficient to discharge all amounts then due and payable under the Finance Documents.

“Paying Agent” means the legal entity appointed by the Issuer to act as its paying agent with respect to the Bonds in the CSD.

“Payment Date” means any Interest Payment Date or any Repayment Date.

“Permitted Distribution” means any Distribution:

(a)
by the Issuer, provided that no Event of Default has occurred and is continuing and subject to being in compliance with the Incurrence Test, up to 25.00 per cent. of net profit (excluding any loss or gain from sale of Vessels) of the Group in the previous calendar year, and where any unutilised portion of such net profit may not be carried forward;

(b)	any Distribution made in respect of the Preference Shares in the Issuer made in accordance with the terms and conditions regulating such Preference Shares (at the Issue Date);

(c)	by a Group Company (other than the Issuer), if:

(i)	such Distribution is made to another Group Company; or

(ii)
made by a Group Company which is not wholly-owned, is made pro rata to its shareholders on the basis of their respective ownership at the time, provided that the shareholders not being Group Companies are Third Party Shareholders; or

(d)
in the form of repurchase of shares by the Issuer in connection with incentive schemes and/or option programs provided that no Event of Default has occurred and is continuing and such repurchase of shares shall not, in any financial year, exceed USD 3,000,000 (or the equivalent in any other currency) in aggregate.

“Permitted Financial Indebtedness” means any Financial Indebtedness:

(a)	incurred under the issuance of the Bonds or arising under any other Finance Documents (including Additional Bonds issued under a Tap Issue);

(b)	existing at the Issue Date;

(c)	arising under any Unsecured Financial Indebtedness;

(d)	arising under any Subordinated Loans;

(e)	arising under any Permitted Loan or a Permitted Guarantee;

(f)
of any person or entity acquired by a Group Company after the Issue Date which is incurred under arrangements in existence at the date of the acquisition, but not incurred or increased or having its maturity date extended in contemplation of, or since, that acquisition, and provided that the terms of such financing is on arm’s length basis;

(g)	arising under any Vessel Financing;

(h)	incurred by any Group Company in the ordinary course of business for working capital purposes;

(i)	any Finance Leases incurred in the ordinary course of business;

(j)
existing and future bid-, payment and performance bonds, guarantees and letters of credit incurred by (including under any counterindemnity obligations in respect thereof) any Group Company in the ordinary course of business;

(k)
incurred by any Group Company under any interest rate and currency hedging agreements relating to any Permitted Financial Indebtedness and any other derivative transaction entered into (for non-speculative purposes) in connection with protection against or benefit from fluctuation in any rate or price in the ordinary course of business;

(l)	arising under any unsecured intercompany loans between any Group Companies, whether or not such intercompany loans are subordinated to the obligations of any other Permitted Financial Indebtedness;

(m)	arising in the ordinary course of banking arrangements for the purposes of netting debt and credit balances (cash pool or otherwise) between Group Companies;

(n)	any refinancing, extensions, amendment or replacement of any of (b) to (n) above from time to time; and

(o)
arising under any Financial Indebtedness not permitted by the preceding paragraphs and incurred by the Group in an aggregate outstanding principal amount which does not at any time exceed USD 10,000,000 (or its equivalent in other currencies).

“Permitted Guarantee” means:

(a)	any guarantee made or granted under the Finance Documents;

(b)
any guarantee which constitutes a guarantee issued in respect of a liability incurred by another Group Company in the ordinary course of business (including for the avoidance of doubt, any guarantee and/or indemnity issued in connection with such Group Company defending or contesting any claim (howsoever defined) made against it, any of its managers, agents or any other person acting on its behalf);

(c)	any guarantee in respect of, or constituted by, Permitted Financial Indebtedness;

(d)	any guarantee in respect of, or constituted by, Permitted Financial Indebtedness (where Permitted Security is granted);

(e)
any guarantee made in substitution for an extension of credit which is a Permitted Loan to the extent that the issuer of the relevant guarantee would have been entitled to make a loan in an equivalent amount pursuant to the definition of Permitted Loan to the person whose obligations are being guaranteed;

(f)
any guarantee given or arising under legislation relating to tax or corporate law under which any Group Company assumes general liability for the obligations of another Group Company incorporated or tax resident in the same country;

(g)
guarantees granted by persons or undertakings acquired by a Group Company and existing at the time of completion of such acquisition provided that (i) the guarantee was not created in contemplation of the acquisition of the relevant person or undertaking and (ii) the amount guaranteed under the relevant guarantee has not increased in contemplation of or since the completion of the acquisition of the relevant person or undertaking;

(h)
any customary representations and warranties granted in connection with a disposal not prohibited hereunder and any indemnity granted in the ordinary course of the documentation of an acquisition or disposal transaction not prohibited hereunder;

(i)	any guarantee for Unsecured Financial Indebtedness provided that similar guarantee is granted in favour of the Bond Trustee (in respect of the Bonds); and

(j)
any guarantee not falling within any of the preceding sub-paragraphs, if the aggregate outstanding principal amount of which across the Group does not at any time exceed USD 10,000,000 (or its equivalent in other currencies).

“Permitted Loan” means:

(a)	normal trade credit and prepayment of suppliers made or granted by any Group Company in the ordinary course of business;

(b)	any loan in respect of deferred consideration for, or any vendor loan in connection with, any disposal not prohibited hereunder;

(c)
any loan existing at the time of (but not incurred in contemplation of) the acquisition of any company acquired by a Group Company after the Issue Date and made by that company or its Subsidiaries provided that the amount of that loan is not increased after completion of the acquisition;

(d)	any unsecured intercompany loan between any Group Companies;

(e)	Financial Indebtedness which is referred to in the definition of, or otherwise constitutes Permitted Financial Indebtedness;

(f)	any loan granted by a Group Company in the ordinary course of documentation under a charter-in lease agreement to the counterparty (or an Affiliate of such counterparty) thereunder; and

(g)
not falling within any of the preceding sub-paragraphs, the aggregate outstanding principal amount of which across the Group does not at any time exceed USD 5,000,000 (or its equivalent in other currencies).

“Permitted Security” means:

(a)	Security granted in respect of Permitted Financial Indebtedness (other than in respect of paragraphs (c), (d), (l) and (o) of that definition);

(b)	any lien arising by operation of law;

(c)
any netting or set-off arrangement entered into by any Group Company in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of any Group Companies (if applicable);

(d)	any Security over rental deposits arising in the ordinary course of business in respect of any property leased or licensed by any Group Company;

(e)
any Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to any Group Company in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any such Group Company; and

(f)
any Security not falling within any of the preceding sub-paragraphs, if the Security is granted over assets having an aggregate value, or which secure Financial Indebtedness in an aggregate amount of, up to USD 10,000,000 (or its equivalent in other currencies).

“Preference Shares” means any class of equity securities issued by the Issuer that entitles the holders thereof to receive preferential treatment in terms of dividends and/or liquidation proceeds, as specified in the Issuer’s articles of incorporation or bylaws and where the Preference Shares may have specific rights, preferences, and privileges, including, but not limited to, a fixed dividend rate, priority over common shares in the event of liquidation, and potential conversion rights into common shares, as well as any other rights as may be determined by the Issuer’s governing documents or applicable law.

“Put Option” has the meaning ascribed to such term in Clause 10.3 (Mandatory repurchase due to a Put Option Event).

“Put Option Event” means a Change of Control Event or a Share De-Listing Event.

“Put Option Repayment Date” means the settlement date for the Put Option pursuant to Clause 10.3 (Mandatory repurchase due to a Put Option Event).

“Quarter Date” means, in each financial year, 31 March, 30 June, 30 September and 31 December.

“Relevant Jurisdiction” means the country in which the Bonds are issued, being Norway.

“Reinvestment Account” an account pledged and blocked in favour of the Security Agent (on behalf of the Bondholders), and where the proceeds deposited on such account shall be applied in accordance with Clause 13.18 (Reinvestment and Reinvestment Account).

“Relevant Record Date” means the date on which a Bondholder’s ownership of Bonds shall be recorded in the CSD as follows:

(a)	in relation to payments pursuant to these Bond Terms, the date designated as the Relevant Record Date in accordance with the rules of the CSD from time to time; or

(b)
for the purpose of casting a vote with regard to Clause 15 (Bondholders’ Decisions), the date falling on the immediate preceding Business Day to the date of that Bondholders’ decision being made, or another date as accepted by the Bond Trustee.

“Repayment Date” means any Call Option Repayment Date, the Default Repayment Date, any Put Option Repayment Date, any Mandatory Redemption Repayment Date, any Total Loss Repayment Date, the Tax Event Repayment Date or the Maturity Date.

“Secured Obligations” means all present and future liabilities and obligations of the Obligors to any of the Secured Parties under the Finance Documents.

“Secured Parties” means the Security Agent and the Bond Trustee on behalf of itself and the Bondholders.

“Securities Trading Act” means the Securities Trading Act of 2007 no. 75 of the Relevant Jurisdiction.

“Security” means a mortgage, charge, pledge, lien, security assignment or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Agent” means the Bond Trustee or any successor Security Agent, acting for and on behalf of the Secured Parties in accordance with any Security Agent Agreement or any other Finance Document.

“Security Agent Agreement” means any agreement other than these Bond Terms whereby the Security Agent is appointed to act as such in the interest of the Bond Trustee (on behalf of itself and the Bondholders).

“Security Provider” means each Collateral Vessel Owner and each other person granting Transaction Security.

“Share De-Listing Event” means an event where the Issuer’s common shares are de-listed from NASDAQ and are not immediately thereafter listed on another Exchange.

“Subordinated Loan” means any unsecured loan granted to the Issuer which is fully subordinated to the Bonds and any other amounts due or to become due under the Finance Documents to the satisfaction of the Bond Trustee and where any servicing of interest or principal of such loan is subject to all present and future obligations and liabilities under the Finance Documents having been discharged in full provided that payments may be made by the Issuer in respect of any Subordinated Loan where such payment would constitute a Permitted Distribution.

“Subsidiary” means a person over which another person has Decisive Influence.

“Summons” means the call for a Bondholders’ Meeting or a Written Resolution as the case may be.

“Tap Issue” has the meaning ascribed to such term in Clause 2.1 (Amount, denomination and ISIN of the Bonds).

“Tap Issue Addendum” has the meaning ascribed to such term in Clause 2.1 (Amount, denomination and ISIN of the Bonds).

“Tax Event Repayment Date” means the date set out in a notice from the Issuer to the Bondholders pursuant to Clause 10.6 (Early redemption option due to a tax event).

“Temporary Bonds” has the meaning ascribed to such term in Clause 2.1 (Amount, denomination and ISIN of the Bonds).

“Transaction Security” means the Security created or expressed to be created in favour of the Security Agent (on behalf of the Secured Parties) pursuant to the Transaction Security Documents.

“Transaction Security Documents” means any Guarantee and each other document entered into by any Group Company creating or expressed to create any Transaction Security over all or any part of its assets in respect of the Secured Obligations.

“Third Party Shareholders” means any third party shareholders of Group Companies that are not wholly owned, always excluding direct and indirect shareholders of the Issuer.

“Total Assets” means the aggregate book value of all tangible and intangible assets of the Group, as evidenced by the balance sheet at the relevant Quarter Date, as set out in the relevant Financial Report.

“Total Net Debt” means, at any time, the aggregate amount of all interest bearing Financial Indebtedness of the Group but:

(a)	excluding any such obligations to any other Group Company;

(b)	excluding any such obligations in respect of any Subordinated Loan;

(c)	including, in the case of Finance Leases only, their capitalised value; and

(d)	deducting the aggregate amount of Cash and Cash Equivalents at that time, and so that no amount shall be included or excluded more than once.

“Total Loss Event” means an actual, agreed, compromised or constructive total loss of a Collateral Vessel.

“Total Loss Repayment Date” means the settlement date for the Total Loss Event pursuant to Clause 10.4 (Mandatory early redemption due to a Total Loss Event).

“Unsecured Financial Indebtedness” means unsecured bonds, notes or similar instruments issued by the Issuer and unsecured credit facilities provided to the Issuer by commercial banks, export credit agencies or other financial institutions, in each case with no (i) financial support (loans, indemnities or guarantees) from any other Group Company (except as permitted under paragraph (i) of the definition of Permitted Guarantee), or (ii) amortization or maturity date falling earlier than 6 months after the Maturity Date.

“Value Adjusted Total Assets” means the Total Assets adjusted by the difference between the fleet Market Value and the book value of the fleet Vessels.

“Value Adjusted Equity” means Equity adjusted by the difference between the fleet Market Value and the book value of the fleet Vessels.

“Value Adjusted Equity Ratio” means the ratio of Value Adjusted Equity to Value Adjusted Total Assets.

“Vessel” means each vessel owned, operated, or leased by the Group that is specifically used or intended to be used in the transportation of cargo in connection with the Group’s business. This definition shall include any replacements, substitutions, or additions to such vessels, as well as any vessels that may be acquired by the Group during the term of the Bonds.

“Vessel LTV Ratio” means, at any time, the ratio, expressed as a percentage, of all interest bearing Financial Indebtedness which is secured by a vessel mortgage or the shares in any entity owning a Vessel (excluding the Bonds) to the aggregate Market Value of the Vessels.

“Vessel Financings” means any existing and future credit facilities (including sale and lease back arrangements) provided by commercial banks, export credit agencies or other financial institutions, in each case issued or incurred by the Issuer or any Group Company for the purpose of financing the acquisition of new vessels or assets (including newbuildings and/or second-hand vessels or the acquisition of shares in entities owning one or more newbuildings, second-hand vessels and/or assets) or upgrades to the existing Vessels, provided that:

(a)	in respect of and at the time of any financings of a new vessel, the Vessel LTV Ratio does not exceed 60.00 per cent. in relation to that specific new vessel;

(b)
in respect of any refinancing of Financial Indebtedness secured by a mortgage over an existing Vessel (including newbuilds) owned by the Group on the Issue Date (excluding the Collateral Vessels), the aggregate amount of debt incurred following such refinancing does not exceed the principal amount of debt (including accrued and unpaid interest, fees and costs) outstanding at the date of such refinancing, provided that, in respect of both paragraphs (a) and (b) above, the Vessel LTV Ratio (for all Vessels of the Group) at that time does not exceed 50.00 per cent; or

(c)	in respect of any financing of the existing newbuild “Hull 1624”, the Vessel LTV Ratio does not exceed 70.00 per cent.

When calculating the above ratios, the Market Value shall be based on valuations not older than 2 months. For the avoidance of doubt, debt already incurred or announced as 1 July 2025 on existing newbuildings and the fleet shall be permitted and not restricted by the above ratios.

“Voting Bonds” means the Outstanding Bonds less the Issuer’s Bonds.

“Working Capital” means (on a consolidated basis for the Group) the aggregate book value of those assets which according to the Accounting Standard should be included as current assets in the balance sheet, less (on a consolidated basis for the Group) the aggregate book value of those liabilities which according to the Accounting Standard should be included as current liabilities in the balance sheet, plus (on a consolidated basis for the Group) the aggregate book value of the scheduled instalments (including any balloons) on long term debt and Subordinated Loans to the Issuer from any of its direct or indirect shareholders which according to the Accounting Standard should be included as current liabilities in the balance sheet.

“Written Resolution” means a written (or electronic) solution for a decision making among the Bondholders, as set out in Clause 15.5 (Written Resolutions).

1.2	Construction

In these Bond Terms, unless the context otherwise requires:

(a)	headings are for ease of reference only;

(b)	words denoting the singular number will include the plural and vice versa;

(c)	references to Clauses are references to the Clauses of these Bond Terms;

(d)	references to a time are references to Central European Time unless otherwise stated;

(e)	references to a provision of “law” are a reference to that provision as amended or re-enacted, and to any regulations made by the appropriate authority pursuant to such law;

(f)	references to a “regulation” includes any regulation, rule, official directive, request or guideline by any official body;

(g)
references to a “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, unincorporated organisation, government, or any agency or political subdivision thereof or any other entity, whether or not having a separate legal personality;

(h)
references to Bonds being “redeemed” means that such Bonds are cancelled and discharged in the CSD in a corresponding amount, and that any amounts so redeemed may not be subsequently re-issued under these Bond Terms;

(i)	references to Bonds being “purchased” or “repurchased” by the Issuer means that such Bonds may be dealt with by the Issuer as set out in Clause 11.1 (Issuer’s purchase of Bonds);

(j)	references to persons “acting in concert” shall be interpreted pursuant to the relevant provisions of the Securities Trading Act; and

(k)	an Event of Default is “continuing” if it has not been remedied or waived.

2.	THE BONDS

2.1	Amount, denomination and ISIN of the Bonds

(a)
The Issuer has resolved to issue a series of Bonds up to USD 150,000,000 (the “Maximum Issue Amount”). The Bonds may be issued on different issue dates and the Initial Bond Issue will be in the amount of USD 100,000,000. The Issuer may, provided that the conditions set out in Clause 6.3 (Tap Issues) are met, at one or more occasions issue Additional Bonds (each a “Tap Issue”) until the Nominal Amount of all Additional Bonds equals in aggregate the Maximum Issue Amount less the Initial Bond Issue. Each Tap Issue will be subject to identical terms as the Bonds issued pursuant to the Initial Bond Issue in all respects as set out in these Bond Terms, except that Additional Bonds may be issued at a different price than for the Initial Bond Issue and which may be below or above the Nominal Amount. The Bond Trustee shall prepare an addendum to these Bond Terms evidencing the terms of each Tap Issue (a “Tap Issue Addendum”).

If the Bonds are listed on an Exchange and there is a requirement for a new prospectus in order for the Additional Bonds to be listed together with the Bonds, the Additional Bonds may be issued under a separate ISIN (such Bonds referred to as the “Temporary Bonds”). Upon the approval of the prospectus, the Issuer shall (i) notify the Bond Trustee, the Exchange and the Paying Agent and (ii) ensure that the Temporary Bonds are converted into the ISIN for the Bonds.

(b)	The Bonds are denominated in US Dollars (USD), being the legal currency of the United States of America.

(c)	The Initial Nominal Amount of each Bond is USD 125,000.

(d)
The ISIN of the Bonds is set out on the front page. These Bond Terms apply with identical terms and conditions to (i) all Bonds issued under this ISIN, (ii) any Temporary Bonds and (iii) any Overdue Amounts issued under one or more separate ISIN in accordance with the regulations of the CSD from time to time.

(e)
Holders of Overdue Amounts related to interest claims will not have any other rights under these Bond Terms than their claim for payment of such interest claim which claim shall be subject to paragraph (b) of Clause 15.1 (Authority of the Bondholders’ Meeting).

2.2	Tenor of the Bonds

The tenor of the Bonds is from and including the Issue Date to but excluding the Maturity Date.

2.3	Use of proceeds

(a)	The Issuer will use the Net Proceeds from the Initial Bond Issue towards financing the acquisition of Additional Vessels.

(b)	The Issuer will use the Net Proceeds from the issuance of any Additional Bonds for general corporate purposes of the Group, unless otherwise stated.

2.4	Status of the Bonds

The Bonds shall constitute senior debt obligations of the Issuer. The Bonds will rank pari passu between themselves and at least pari passu with all other senior obligations of the Issuer (save for such claims which are preferred by bankruptcy, insolvency, liquidation or other similar laws of general application).

2.5	Transaction Security

(a)
Subject to mandatory limitations under applicable law, the Issuer shall procure that the following Transaction Security is in favour of the Security Agent on behalf of the Secured Parties within the times agreed in Clause 6 (Conditions for Disbursement):

Pre-settlement Security:

(i)	the Escrow Account Pledge;

Pre-Disbursement Security:

(ii)	a share pledge over the shares in each Collateral Vessel Owner;

(iii)
a first preferred and/or priority (as the case may be)ship mortgage over each Collateral Vessel including all relevant equipment being legally part of the relevant Collateral Vessel under applicable law granted by the relevant Collateral Vessel Owner (including any deed of covenants supplemental to the mortgage, if applicable);

(iv)	first priority assignment over the insurances in respect of each Collateral Vessel granted by the relevant Collateral Vessel Owner and any intra-group charterer; and

(v)	a Guarantee from each Collateral Vessel Owner.

(b)
The Transaction Security shall be granted in favour of the Security Agent (on behalf of the Secured Parties) as security for the due and punctual fulfilment of the Secured Obligations. Transaction Security shall be granted on customary terms in the applicable jurisdiction(s) and Transaction Security Documents shall operate to create Transaction Security rather than to impose any new commercial obligations and shall, accordingly, not contain additional or duplicate representations or undertakings to those contained in the relevant Finance Documents unless required for the creation, perfection, preservation or enforcement of the Transaction Security and shall not be unduly burdensome on the relevant Security Provider or interfere unreasonably with the operation of its business or operations. Transaction Security will not be enforceable until the occurrence of an acceleration event.

(c)
The Pre-Disbursement Security shall be established in due time before the Issue Date. The Security Agent shall have the right (acting in its sole discretion) to release the Pre-Settlement Security in connection with the release of funds from the Escrow Account.

(d)
The Bond Trustee (in its capacity as Security Agent) shall be permitted to release any Transaction Security (1) over assets which are sold or otherwise disposed of in connection with any merger, de-merger, disposal or other transaction permitted by these Bond Terms, or (2) in connection with any enforcement or insolvency.

2.6	Additional Security and guarantees

Subject to any mandatory limitations under applicable law, the Issuer shall ensure that in the event that any Group Company becomes the owner of a Collateral Vessel through a Reinvestment, the Issuer shall promptly notify the Bond Trustee thereof in writing and shall procure no later than 30 Business Days of the relevant Group Company becoming the owner of such assets, that equivalent Transaction Security over those assets is granted, if applicable, subject to a closing procedure acceptable to the Bond Trustee and in accordance with Clause 2.5 (Transaction Security) above.

3.	THE BONDHOLDERS

3.1	Bond Terms binding on all Bondholders

(a)
By virtue of being registered as a Bondholder (directly or indirectly) with the CSD, the Bondholders are bound by these Bond Terms and any other Finance Document, without any further action required to be taken or formalities to be complied with by the Bond Trustee, the Bondholders, the Issuer or any other party.

(b)	The Bond Trustee is always acting with binding effect on behalf of all the Bondholders.

3.2	Limitation of rights of action

(a)
No Bondholder is entitled to take any enforcement action, instigate any insolvency procedures or take other legal action against the Issuer or any other party in relation to any of the liabilities of the Issuer or any other party under or in connection with the Finance Documents, other than through the Bond Trustee and in accordance with these Bond Terms, provided, however, that the Bondholders shall not be restricted from exercising any of their individual rights derived from these Bond Terms, including the right to exercise the Put Option.

(b)
Each Bondholder shall immediately upon request by the Bond Trustee provide the Bond Trustee with any such documents, including a written power of attorney (in form and substance satisfactory to the Bond Trustee), as the Bond Trustee deems necessary for the purpose of exercising its rights and/or carrying out its duties under the Finance Documents. The Bond Trustee is under no obligation to represent a Bondholder which does not comply with such request.

3.3	Bondholders’ rights

(a)
If a beneficial owner of a Bond not being registered as a Bondholder wishes to exercise any rights under the Finance Documents, it must obtain proof of ownership of the Bonds, acceptable to the Bond Trustee.

(b)
A Bondholder (whether registered as such or proven to the Bond Trustee’s satisfaction to be the beneficial owner of the Bond as set out in paragraph (a) above) may issue one or more powers of attorney to third parties to represent it in relation to some or all of the Bonds held or beneficially owned by such Bondholder. The Bond Trustee shall only have to examine the face of a power of attorney or similar evidence of authorisation that has been provided to it pursuant to this Clause 3.3 and may assume that it is in full force and effect, unless otherwise is apparent from its face or the Bond Trustee has actual knowledge to the contrary.

4.	ADMISSION TO LISTING

The Issuer shall ensure that:

(a)	the Bonds are listed on the Oslo Stock Exchange (Oslo Børs) within the Listing Deadline and thereafter remain listed on an Exchange until the Bonds have been redeemed in full; and

(b)	any Temporary Bonds are listed on an Exchange where the other Bonds are listed within the later of (i) 6 months of the issue date for such Temporary Bonds and (ii) the Listing Deadline.

5.	REGISTRATION OF THE BONDS

5.1	Registration in the CSD

The Bonds shall be registered in dematerialised form in the CSD according to the relevant securities registration legislation and the requirements of the CSD.

5.2	Obligation to ensure correct registration

The Issuer will at all times ensure that the registration of the Bonds in the CSD is correct and shall immediately upon any amendment or variation of these Bond Terms give notice to the CSD of any such amendment or variation.

5.3	Country of issuance

The Bonds have not been issued under any other country’s legislation than that of the Relevant Jurisdiction. Save for the registration of the Bonds in the CSD, the Issuer is under no obligation to register, or cause the registration of, the Bonds in any other registry or under any other legislation than that of the Relevant Jurisdiction.

6.	CONDITIONS FOR DISBURSEMENT

6.1	Conditions precedent for disbursement to the Issuer

(a)
Payment of the Net Proceeds from the issuance of the Bonds to the Escrow Account shall be conditional on the Bond Trustee having received in due time (as determined by the Bond Trustee) prior to the Issue Date each of the following documents, in form and substance satisfactory to the Bond Trustee:

(i)	these Bond Terms duly executed by all parties hereto;

(ii)	copies of all necessary corporate resolutions of the Issuer to issue the Bonds and execute the Finance Documents to which it is a party;

(iii)	a copy of a power of attorney (unless included in the corporate resolutions) from the Issuer to relevant individuals for their execution of the Finance Documents to which it is a party;

(iv)
copies of the Issuer’s articles of incorporation and bylaws and a certificate of goodstanding from the relevant company register in respect of the Issuer evidencing that the Issuer is validly existing;

(v)	the Escrow Account Pledge duly executed by all parties thereto and perfected in accordance with applicable law (including all applicable acknowledgements and consents from the account bank);

(vi)	copies of the Issuer’s latest Financial Reports (if any);

(vii)	confirmation that the applicable prospectus requirements (ref. the EU prospectus regulation ((EU) 2017/1129)) concerning the issuance of the Bonds have been fulfilled;

(viii)	copies of any necessary governmental approval, consent or waiver (as the case may be) required at such time to issue the Bonds;

(ix)	confirmation that the Bonds are registered in the CSD (by obtaining an ISIN for the Bonds);

(x)	confirmation of acceptance from any process agent;

(xi)	copies of any written documentation used in marketing the Bonds or made public by the Issuer or any Manager in connection with the issuance of the Bonds;

(xii)	the Bond Trustee Fee Agreement duly executed by all parties thereto; and

(xiii)
legal opinions or other statements as may be required by the Bond Trustee (including in respect of corporate matters relating to the Issuer and the legality, validity and enforceability of these Bond Terms and the Finance Documents).

(b)
The Net Proceeds from the issuance of the Bonds (on the Escrow Account) will not be disbursed to the Issuer unless the Bond Trustee has received or is satisfied that it will receive in due time (as determined by the Bond Trustee) prior to such disbursement to the Issuer each of the following documents, in form and substance satisfactory to the Bond Trustee:

(i)	a duly executed release notice from the Issuer, as set out in Attachment 2;

(ii)	unless delivered under paragraph (a) above, as pre-settlement conditions precedent:

(A)	copies of all necessary corporate resolutions of each Security Provider required to provide Transaction Security and execute the Finance Documents to which it is a party;

(B)
a copy of a power of attorney (unless included in the relevant corporate resolutions) from each Security Provider to relevant individuals for their execution of the Finance Documents to which it is a party;

(C)
copies of each Security Provider’s articles of incorporation and bylaws and a certificate of goodstanding from the relevant company register in respect of each Security Provider evidencing that each Security Provider is validly existing;

(D)	the Transaction Security Documents duly executed by all parties thereto and evidence of the establishment and perfection of the Transaction Security in accordance with the closing procedure;

(iii)
copies of insurance policies/cover notes documenting that insurance cover has been taken out in respect of the relevant Collateral Vessels in accordance with the insurance undertakings, and evidencing that the Bond Trustee’s (on behalf of the Secured Parties) Security have been noted in the insurance policies relating to the Collateral Vessels;

(iv)
letters of undertaking from the insurance brokers or clubs (as relevant) in relation to the insurances taken out in respect of the Collateral Vessels inclusive confirmation of notices of assignment and loss payable clause acceptable to the Bond Trustee;

(v)
an opinion from the Bond Trustee’s insurance consultants at the expense of the Issuer confirming that the required insurances in relation to the Collateral Vessels have been placed in accordance with the insurance undertaking and are acceptable to the Bond Trustee.

(vi)
transcripts from the relevant ship registry showing that each Collateral Vessel is duly registered in the name of the respective Collateral Vessel Owner and free and clear of any registered encumbrances other than the mortgage granted pursuant to Clause 2.5 (Transaction Security);

(vii)
a copy of the class certificate for each Collateral Vessel from the relevant Approved Classification Society, confirming that the Collateral Vessel is classed with the highest class normally used for such vessels, free of material overdue recommendations, conditions and adverse notations;

(viii)	a copy of the current SMC, ISSC and IAPPC for each Collateral Vessel;

(ix)	the technical manager’s current document of compliance (DOC) issued under the ISM Code for the Collateral Vessels;

(x)	a copy of the Inventory of Hazardous Materials or the Collateral Vessels; and

(xi)
legal opinions or other statements as may be required by the Bond Trustee (including in respect of corporate matters relating to the Issuer and the legality, validity and enforceability the Finance Documents).

(c)
The Bond Trustee, acting in its sole discretion, may, regarding this Clause 6.1, waive the requirements for documentation or decide that delivery of certain documents shall be made subject to an agreed closing procedure between the Bond Trustee and the Issuer.

(d)
The proceeds deposited on the Escrow Account may be applied towards acquisitions of Additional Vessels and for redemption of Bonds at a price equal to the then applicable Call Price. If the proceeds on the Escrow Account is USD 1,000,000 (or less) it may be released to the Issuer for general corporate purposes.

6.2	Disbursement of the proceeds

Disbursement of the proceeds from the issuance of the Bonds is conditional on the Bond Trustee’s confirmation to the Paying Agent that the conditions in Clause 6.1 (Conditions precedent for disbursement to the Issuer) have been either satisfied in the Bond Trustee’s discretion or waived by the Bond Trustee pursuant to paragraph (b) of Clause 6.1 (Conditions precedent for disbursement to the Issuer).

6.3	Tap Issues

(a)	The Issuer may issue Additional Bonds if:

(i)	the Bond Trustee has received, in form and substance satisfactory to it:

(A)	a Tap Issue Addendum, duly executed by all parties thereto;

(B)	copies of corporate resolutions required for the Tap Issue and any power of attorney or other authorisation required for execution of the Tap Issue addendum and any other Finance Documents;

(C)
legal opinions or other statements as may be required by the Bond Trustee (including in respect of corporate matters relating to the Issuer and the legality, validity and enforceability of the Tap Issue addendum and any other Finance Documents (if applicable)); and

(ii)	no Event of Default has occurred; and

(iii)
the representations and warranties contained in Clause 7 (Representations and Warranties) of these Bond Terms are true and correct in all material respects and repeated by the Issuer as at the date of issuance of such Additional Bonds.

(b)
The Bond Trustee may (at its sole discretion and in each case) waive or postpone the delivery of certain conditions precedent, and the Bond Trustee may (on behalf of the Bondholders) agree on a customary closing procedure with the Issuer.

7.	REPRESENTATIONS AND WARRANTIES

The Issuer makes the representations and warranties set out in this Clause 7, in respect of itself and in respect of each Group Company to the Bond Trustee (on behalf of the Bondholders) at the following times and with reference to the facts and circumstances then existing:

(a)	on the date of these Bond Terms;

(b)	on the Issue Date;

(c)	on each date of disbursement of proceeds from the Escrow Account; and

(d)	on the date of issuance of any Additional Bonds.

7.1	Status

It is a corporation, duly incorporated and validly existing and registered under the laws of its jurisdiction of incorporation, and has the power to own its assets and carry on its business as it is being conducted.

7.2	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, these Bond Terms and any other Finance Document to which it is a party and the transactions contemplated by those Finance Documents.

7.3	Valid, binding and enforceable obligations

These Bond Terms and each other Finance Document to which it is a party constitutes (or will constitute, when executed by the respective parties thereto) its legal, valid and binding obligations, enforceable in accordance with their respective terms, and (save as provided for therein) no further registration, filing, payment of tax or fees or other formalities are necessary or desirable to render the said documents enforceable against it.

7.4	Non-conflict with other obligations

The entry into and performance by it of these Bond Terms and any other Finance Document to which it is a party and the transactions contemplated thereby do not and will not conflict with (i) any law or regulation or judicial or official order; (ii) its constitutional documents; or (iii) any agreement or instrument which is binding upon it or any of its assets.

7.5	No Event of Default

(a)	No Event of Default exists or is likely to result from the making of any disbursement of proceeds or the entry into, the performance of, or any transaction contemplated by, any Finance Document.

(b)
No other event or circumstance has occurred which constitutes (or with the expiry of any grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (howsoever described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which has or is likely to have a Material Adverse Effect.

7.6	Authorisations and consents

All authorisations, consents, approvals, resolutions, licences, exemptions, filings, notarisations or registrations required:

(a)	to enable it to enter into, exercise its rights and comply with its obligations under these Bond Terms or any other Finance Document to which it is a party; and

(b)	to carry on its business as presently conducted and as contemplated by these Bond Terms,

have been obtained or effected and are in full force and effect.

7.7	Litigation

No litigation, arbitration or administrative proceedings or investigations of or before any court, arbitral body or agency which, if adversely determined, is likely to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

7.8	Financial Reports

Its most recent Financial Reports fairly and accurately represent the assets and liabilities and financial condition as at their respective dates, and have been prepared in accordance with the Accounting Standard, consistently applied.

7.9	No Material Adverse Effect

Since the date of the most recent Financial Reports, there has been no change in its business, assets or financial condition that is likely to have a Material Adverse Effect.

7.10	No misleading information

Any factual information provided by it to the Bondholders or the Bond Trustee for the purposes of the issuance of the Bonds was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

7.11	No withholdings

The Issuer is not required to make any deduction or withholding from any payment which it may become obliged to make to the Bond Trustee or the Bondholders under the Finance Documents.

7.12	Pari passu ranking

Its payment obligations under these Bond Terms or any other Finance Document to which it is a party ranks as set out in Clause 2.4 (Status of the Bonds).

7.13	Security

No Security exists over any of the present assets of any Group Company in conflict with these Bond Terms.

8.	PAYMENTS IN RESPECT OF THE BONDS

8.1	Covenant to pay

(a)
The Issuer will unconditionally make available to or to the order of the Bond Trustee and/or the Paying Agent all amounts due on each Payment Date pursuant to the terms of these Bond Terms at such times and to such accounts as specified by the Bond Trustee and/or the Paying Agent in advance of each Payment Date or when other payments are due and payable pursuant to these Bond Terms.

(b)
All payments to the Bondholders in relation to the Bonds shall be made to each Bondholder registered as such in the CSD on the Relevant Record Date, by, if no specific order is made by the Bond Trustee, crediting the relevant amount to the bank account nominated by such Bondholder in connection with its securities account in the CSD.

(c)
Payment constituting good discharge of the Issuer’s payment obligations to the Bondholders under these Bond Terms will be deemed to have been made to each Bondholder once the amount has been credited to the bank holding the bank account nominated by the Bondholder in connection with its securities account in the CSD. If the paying bank and the receiving bank are the same, payment shall be deemed to have been made once the amount has been credited to the bank account nominated by the Bondholder in question.

(d)
If a Payment Date or a date for other payments to the Bondholders pursuant to the Finance Documents falls on a day on which either of the relevant CSD settlement system or the relevant currency settlement system for the Bonds are not open, the payment shall be made on the first following possible day on which both of the said systems are open, unless any provision to the contrary has been set out for such payment in the relevant Finance Document.

8.2	Default interest

(a)
Default interest will accrue on any Overdue Amount from and including the Payment Date on which it was first due to and excluding the date on which the payment is made at the Interest Rate plus 3 percentage points per annum.

(b)
Default interest accrued on any Overdue Amount pursuant to this Clause 8.2 will be added to the Overdue Amount on each Interest Payment Date until the Overdue Amount and default interest accrued thereon have been repaid in full.

(c)
Upon the occurrence of a Listing Failure Event and for as long as such Listing Failure Event is continuing, the interest on any principal amount outstanding under these Bonds Terms will accrue at the Interest Rate plus 1 percentage point per annum. In the event the Listing Failure Event relates to Temporary Bonds, the Interest Rate will only be increased in respect of such Temporary Bonds. For the avoidance of doubt, a Listing Failure Event shall not constitute an Event of Default.

8.3	Partial Payments

(a)
If the Paying Agent or the Bond Trustee receives a Partial Payment, such Partial Payment shall, in respect of the Issuer’s debt under the Finance Documents be considered made for discharge of the debt of the Issuer in the following order of priority:

(i)	firstly, towards any outstanding fees, liabilities and expenses of the Bond Trustee and any Security Agent;

(ii)	secondly, towards accrued interest due but unpaid; and

(iii)	thirdly, towards any other outstanding amounts due but unpaid under the Finance Documents.

(b)
Notwithstanding paragraph (a) above, any Partial Payment which is distributed to the Bondholders, shall, after the above mentioned deduction of outstanding fees, liabilities and expenses, be applied (i) firstly towards any principal amount due but unpaid and (ii) secondly, towards accrued interest due but unpaid, in the following situations;

(i)	if the Bond Trustee has served a Default Notice in accordance with Clause 14.2 (Acceleration of the Bonds); or

(ii)	if a resolution according to Clause 15 (Bondholders’ Decisions) has been made.

8.4	Taxation

(a)	The Issuer is responsible for withholding any withholding tax imposed by applicable law on any payments to be made by it in relation to the Finance Documents.

(b)	The Issuer shall, if any tax is withheld in respect of the Bonds under the Finance Documents:

(i)
gross up the amount of the payment due from it up to such amount which is necessary to ensure that the Bondholders or the Bond Trustee, as the case may be, receive a net amount which is (after making the required withholding) equal to the payment which would have been received if no withholding had been required; and

(ii)	at the request of the Bond Trustee, deliver to the Bond Trustee evidence that the required tax deduction or withholding has been made.

(c)
Any public fees levied on the trade of Bonds in the secondary market shall be paid by the Bondholders, unless otherwise provided by law or regulation, and the Issuer shall not be responsible for reimbursing any such fees.

(d)	The Bond Trustee shall not have any responsibility to obtain information about the Bondholders relevant for the tax obligations pursuant to these Bond Terms.

8.5	Currency

(a)
All amounts payable under the Finance Documents shall be payable in the Bond Currency. If, however, the Bond Currency differs from the currency of the bank account connected to the Bondholder’s account in the CSD, any cash settlement may be exchanged and credited to this bank account.

(b)
Any specific payment instructions, including foreign exchange bank account details, to be connected to the Bondholder’s account in the CSD must be provided by the relevant Bondholder to the Paying Agent (either directly or through its account manager in the CSD) within 5 Business Days prior to a Payment Date. Depending on any currency exchange settlement agreements between each Bondholder’s bank and the Paying Agent, and opening hours of the receiving bank, cash settlement may be delayed, and payment shall be deemed to have been made once the cash settlement has taken place, provided, however, that no default interest or other penalty shall accrue for the account of the Issuer for such delay.

8.6	Set-off and counterclaims

The Issuer may not apply or perform any counterclaims or set-off against any payment obligations pursuant to these Bond Terms or any other Finance Document.

9.	INTEREST

9.1	Calculation of interest

(a)
Each Outstanding Bond will accrue interest at the Interest Rate on the Nominal Amount for each Interest Period, commencing on and including the first date of the Interest Period, and ending on but excluding the last date of the Interest Period.

(b)
Any Additional Bond will accrue interest at the Interest Rate on the Nominal Amount commencing on the first date of the Interest Period in which the Additional Bonds are issued and thereafter in accordance with paragraph (a) above.

(c)	Interest shall be calculated on the basis of a 360-day year comprised of twelve months of 30 days each (30/360-days basis), unless:

(i)
the last day in the relevant Interest Period is the 31st calendar day but the first day of that Interest Period is a day other than the 30th or the 31st day of a month, in which case the month that includes that last day shall not be shortened to a 30–day month; or

(ii)	the last day of the relevant Interest Period is the last calendar day in February, in which case February shall not be lengthened to a 30-day month.

9.2	Payment of interest

Interest shall fall due on each Interest Payment Date for the corresponding preceding Interest Period and, with respect to accrued interest on the principal amount then due and payable, on each Repayment Date.

10.	REDEMPTION AND REPURCHASE OF BONDS

10.1	Redemption of Bonds

The Outstanding Bonds will mature in full on the Maturity Date and shall be redeemed by the Issuer on the Maturity Date at a price equal to 100 per cent. of the Nominal Amount.

10.2	Voluntary early redemption - Call Option

(a)	The Issuer may redeem all or part of the Outstanding Bonds (the “Call Option”) on any Business Day from and including:

(i)	the Issue Date to, but excluding, the First Call Date at a price equal to the Make Whole Amount;

(ii)	the First Call Date to, but excluding, the Interest Payment Date in January 2028 at a price equal to 104.938 per cent. of the Nominal Amount for each redeemed Bond;

(iii)	the Interest Payment Date in January 2028 to, but excluding, the Interest Payment Date in July 2028 at a price equal to 103.703 per cent. of the Nominal Amount for each redeemed Bond;

(iv)	the Interest Payment Date in July 2028 to, but excluding, the Interest Payment Date in January 2029 at a price equal to 102.469 per cent. of the Nominal Amount for each redeemed Bond; and

(v)	the Interest Payment Date in January 2029 to, but excluding, the Maturity Date at a price equal to 100.50 per cent. of the Nominal Amount for each redeemed Bond.

(b)	Any redemption of Bonds pursuant to paragraph (a) above shall be determined based upon the redemption prices applicable on the Call Option Repayment Date.

(c)
The Call Option may be exercised by the Issuer by written notice to the Bond Trustee at least 10 Business Days prior to the proposed Call Option Repayment Date. Such notice sent by the Issuer is irrevocable and shall specify the Call Option Repayment Date. Unless the Make Whole Amount is set out in the written notice where the Issuer exercises the Call Option, the Issuer shall calculate the Make Whole Amount and provide such calculation by written notice to the Bond Trustee as soon as possible and at the latest within 3 Business Days from the date of the notice.

(d)
Any redemption notice given in respect of the Call Option may, at the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent, in which case the exercise of the Call Option will be automatically cancelled unless such conditions precedent have been satisfied or waived no later than 3 Business Days prior to such Call Option Repayment Date.

(e)	Any Call Option exercised in part will be used for pro rata payment to the Bondholders in accordance with the applicable regulations of the CSD.

10.3	Mandatory repurchase due to a Put Option Event

(a)
Upon the occurrence of a Put Option Event, each Bondholder will have the right (the “Put Option”) to require that the Issuer purchases all or some of the Bonds held by that Bondholder at a price equal to 101.00 per cent. of the Nominal Amount.

(b)
The Put Option must be exercised within 15 Business Days after the Issuer has given notice to the Bond Trustee and the Bondholders that a Put Option Event has occurred pursuant to Clause 12.3 (Put Option Event). Once notified, the Bondholders’ right to exercise the Put Option is irrevocable.

(c)
Each Bondholder may exercise its Put Option by written notice to its account manager for the CSD, who will notify the Paying Agent of the exercise of the Put Option. The Put Option Repayment Date will be the 5th Business Day after the end of 15 Business Days exercise period referred to in paragraph (b) above. However, the settlement of the Put Option will be based on each Bondholders holding of Bonds at the Put Option Repayment Date.

(d)
If Bonds representing more than 90 per cent. of the Outstanding Bonds have been repurchased pursuant to this Clause 10.3, the Issuer is entitled to repurchase all the remaining Outstanding Bonds at the price stated in paragraph (a) above by notifying the remaining Bondholders of its intention to do so no later than 10 Business Days after the Put Option Repayment Date. Such notice sent by the Issuer is irrevocable and shall specify the Call Option Repayment Date.

10.4	Mandatory redemption due to a Total Loss Event

(a)
Upon the occurrence of a Total Loss Event, the Issuer shall as soon as the net cash insurance proceeds are received by it and in any event no later than 180 days following the Total Loss Event apply the Net Insurance Proceeds towards (in the Issuer’s sole discretion) (A) the transfer of all of Net Insurance Proceeds to the Reinvestment Account, or (B) the redemption of an equivalent amount of Bonds (rounded down to the nearest whole Bond) at a price equal to 100.00 per cent. of the Nominal Amount of the Bonds being redeemed.

(b)	The proceeds of any redemption of the Outstanding Bonds in part will be used for pro rata payment to the Bondholders in accordance with the applicable regulations of the CSD.

10.5	Mandatory redemption due to a Mandatory Redemption Event

(a)
Upon a Mandatory Redemption Event, the Issuer shall, on the day the relevant Group Company receives the cash proceeds following a Mandatory Redemption Event, apply the Net Disposal Proceeds towards (in the Issuer’s sole discretion) (A) the transfer of all of such Net Disposal Proceeds to the Reinvestment Account and/or (B) the redemption of Bonds (rounded down to the nearest whole Bond) at a price equal to 101.00 per cent. of the Nominal Amount of the Bonds being redeemed.

(b)	The proceeds of any redemption of the Outstanding Bonds in part will be used for pro rata payment to the Bondholders in accordance with the applicable regulations of the CSD.

10.6	Early redemption option due to a tax event

If the Issuer is or will be required to gross up any withheld tax imposed by law from any payment in respect of the Bonds under the Finance Documents pursuant to Clause 8.4 (Taxation) as a result of a change in applicable law implemented after the date of these Bond Terms, the Issuer will have the right to redeem all, but not only some, of the Outstanding Bonds at a price equal to 100.00 per cent. of the Nominal Amount. The Issuer shall give written notice of such redemption to the Bond Trustee and the Bondholders at least 20 Business Days prior to the Tax Event Repayment Date, provided that no such notice shall be given earlier than 40 Business Days prior to the earliest date on which the Issuer would be obliged to withhold such tax were a payment in respect of the Bonds then due.

11.	PURCHASE AND TRANSFER OF BONDS

11.1	Issuer’s purchase of Bonds

The Issuer may purchase and hold Bonds and such Bonds may be retained, or sold or cancelled in the Issuer’s sole discretion, including with respect to Bonds purchased pursuant to Clause 10.3 (Mandatory repurchase due to a Put Option Event).

11.2	Restrictions

(a)
Certain purchase or selling restrictions may apply to Bondholders under applicable local laws and regulations from time to time. Neither the Issuer nor the Bond Trustee shall be responsible for ensuring compliance with such laws and regulations and each Bondholder is responsible for ensuring compliance with the relevant laws and regulations at its own cost and expense.

(b)
A Bondholder who has purchased Bonds in breach of applicable restrictions may, notwithstanding such breach, benefit from the rights attached to the Bonds pursuant to these Bond Terms (including, but not limited to, voting rights), provided that the Issuer shall not incur any additional liability by complying with its obligations to such Bondholder.

12.	INFORMATION UNDERTAKINGS

12.1	Financial Reports

(a)
The Issuer shall prepare Annual Financial Statements in the English language and make them available on its website (alternatively on another relevant information platform) as soon as they become available, and not later than 4 months after the end of the financial year.

(b)
The Issuer shall prepare Interim Accounts in the English language and make them available on its website (alternatively on another relevant information platform) as soon as they become available, and not later than 3 months after the end of the relevant interim period (or earlier if required by the relevant Exchange).

12.2	Requirements as to Financial Reports

(a)
The Issuer shall supply to the Bond Trustee, in connection with the publication of its Financial Reports pursuant to Clause 12.1 (Financial Reports), a Compliance Certificate with a copy of the Financial Reports attached thereto. The Compliance Certificate shall be duly signed by the chief executive officer or the chief financial officer of the Issuer, certifying inter alia that the Financial Reports fairly represent its financial condition as at the date of the relevant Financial Report and setting out (in reasonable detail) computations evidencing compliance with Clause 13.19 (Financial covenants) as at such date or, in respect of any event which is subject to the Incurrence Test, calculations and figures in respect of the Incurrence Test (with relevant supporting documentation acceptable to or as required by the Bond Trustee).

(b)	The Issuer shall procure that the Financial Reports delivered pursuant to Clause 12.1 (Financial Reports) are prepared using the Accounting Standard consistently applied.

12.3	Put Option Event

The Issuer shall promptly inform the Bond Trustee in writing after becoming aware that a Put Option Event has occurred.

12.4	Listing Failure Event

The Issuer shall promptly inform the Bond Trustee in writing if a Listing Failure Event has occurred. However, no Event of Default shall occur if the Issuer fails (i) to list the Bonds in accordance with Clause 4 (Admission to listing) or (ii) to inform of such Listing Failure Event, and such failure shall result in the accrual of default interest in accordance with paragraph (c) of Clause 8.2 (Default interest) for as long as such Listing Failure Event is continuing.

12.5	Information: Miscellaneous

The Issuer shall:

(a)
promptly inform the Bond Trustee in writing of any Event of Default or any event or circumstance which the Issuer understands or could reasonably be expected to understand may lead to an Event of Default and the steps, if any, being taken to remedy it;

(b)	at the request of the Bond Trustee, report the balance of the Issuer’s Bonds (to the best of its knowledge, having made due and appropriate enquiries);

(c)	send the Bond Trustee copies of any statutory notifications of the Issuer, including but not limited to in connection with mergers, de-mergers and reduction of the Issuer’s share capital or equity;

(d)	if the Bonds are listed on an Exchange, send a copy to the Bond Trustee of its notices to the Exchange;

(e)	if the Issuer and/or the Bonds are rated, inform the Bond Trustee of its and/or the rating of the Bonds, and any changes to such rating;

(f)	inform the Bond Trustee of changes in the registration of the Bonds in the CSD; and

(g)	within a reasonable time, provide such information about the Issuer’s and the Group’s business, assets and financial condition as the Bond Trustee may reasonably request.

13.	GENERAL AND FINANCIAL UNDERTAKINGS

The Issuer undertakes to (and shall, where applicable, procure that the other Group Companies will) comply with the undertakings set forth in this Clause 13.

13.1	Authorisations

The Issuer shall, and shall procure that each other Group Company will, in all material respects obtain, maintain and comply with the terms of any authorisation, approval, licence and consent required for the conduct of its business as carried out from time to time.

13.2	Compliance with laws

The Issuer shall, and shall ensure that all other Group Companies shall comply in all material respects with all laws and regulations it or they may be subject to from time to time.

13.3	Continuation of business

The Issuer shall procure that no material change is made to the general nature of the business from that carried on by the Group at the Issue Date, provided that this shall not prevent investments and operations in other parts of the industry in which the Group operates.

13.4	Corporate status

The Issuer shall not change its type of organisation or jurisdiction of incorporation.

13.5	Mergers

The Issuer shall not, and shall procure that no other Group Company will, carry out any merger or other business combination or corporate reorganisation involving the consolidation of assets and obligations of the Issuer or any other Group Company with any other person, if such transaction would have a Material Adverse Effect and provided that in any merger or other business combination or corporate reorganisation involving a Group Company, the surviving entity shall be the Group Company (and if such merger involves the Issuer, the Issuer shall be the surviving entity).

13.6	De-mergers

The Issuer shall not, and shall procure that no other Group Company will, carry out any de-merger or other corporate reorganisation having the same effect as a de-merger, other than any de-merger or other corporate reorganisation of any Group Company (other than the Issuer) into two or more separate companies or entities which are wholly-owned by the Issuer (or, in the case of a Group Company that was not wholly-owned prior to such de-merger, owned with the same ownership percentage as the original Group Company), unless such de-merger or other corporate reorganisation is carried out at arm’s length terms and would not have a Material Adverse Effect.

13.7	Financial Indebtedness

The Issuer shall not, and shall procure that no other Group Company will, incur any additional Financial Indebtedness other than Permitted Financial Indebtedness.

13.8	Negative pledge

The Issuer shall not, and shall procure that no other Group Company will, create or allow to subsist, retain, provide, prolong or renew any Security over any of its/their assets (present or future) other than any Permitted Security.

13.9	Loans or credit

The Issuer shall not, and shall procure that no other Group Company will, be a creditor in respect of any Financial Indebtedness, other than any Permitted Loan.

13.10	No guarantees or indemnities

The Issuer shall not, and shall procure that no other Group Company will, incur or allow to remain outstanding any guarantee in respect of any obligation of any person, other than any Permitted Guarantee.

13.11	Disposals

The Issuer shall not, and shall procure that no other Group Company will, sell, transfer or otherwise dispose of all or a substantial part of the Group’s assets (including shares or other securities in any person) or operations (other than to the Issuer or a Group Company), unless such sale, transfer or disposal is carried out on arm’s length basis (or better from the perspective of the Issuer or, as the case may be, the relevant Group Company) and would not have a Material Adverse Effect, provided that any (direct or indirect) disposal of a Collateral Vessel is made in accordance with the provisions set out in Clause 10.5 (Mandatory Redemption due to a Mandatory Redemption Event).

13.12	Classification

The Issuer shall procure that each Group Company will maintain the Vessel owned by it with a classification issued by a classification society that is a member of International Association of Classification Societies.

13.13	Insurance

The Issuer shall, and shall procure that each Group Company will, maintain customary insurances on or in relation to their business and assets with reputable independent insurance companies and underwriters against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

13.14	Distributions

The Issuer shall not, and shall procure that no other Group Company shall make, any Distributions to the shareholders of the Issuer other than any Permitted Distribution.

13.15	Related party transactions

Without limiting Clause 13.2 (Compliance with laws), the Issuer shall not, and shall procure that no other Group Company will, enter into any transaction with any Affiliate except on arm’s length basis (or better from the perspective of the Issuer or, as the case may be, the relevant Group Company).

13.16	Subsidiary distribution

The Issuer shall procure that no Subsidiary creates or permits to exist any contractual obligation (or encumbrance) restricting the right to pay dividends or make other Distributions to its shareholders, other than where such obligation or encumbrance is not reasonably likely to prevent the Issuer from complying with its payment obligations under the Finance Documents.

13.17	Anti-corruption and sanctions

The Issuer shall, and shall ensure that all other Group Companies will (i) ensure that no proceeds from the Bonds are used directly or indirectly for any purpose which would breach any applicable acts, regulations or laws on bribery, corruption or similar, and (ii) conduct its businesses and maintain policies and procedures in compliance with applicable anti-corruption laws. The Issuer shall not, and shall ensure that no Group Company will, engage in any conduct prohibited by any sanctions.

13.18	Reinvestment and Reinvestment Account

(a)
The Issuer may apply the Net Insurance Proceeds and/or Net Disposal Proceeds that have been transferred to the Reinvestment Account for the financing or refinancing (in whole or in part) of the acquisition of any Additional Vessel(s) over which Additional Vessel Security shall be granted (a “Reinvestment”). The Additional Vessel(s) acquired through a Reinvestment shall be subject to delivery of the Additional Vessel Security (in relation to such Additional Vessel(s) and any additional Collateral Vessel Owner(s)) in accordance with the terms hereof.

(b)
The Issuer may not withdraw amounts held in the Reinvestment Account other than to apply them towards (a) a Reinvestment or (b) the redemption of Outstanding Bonds, in each case in accordance with and at the prices set out in the provisions of Clause 10.4 (Mandatory redemption due to a Total Loss Event) or Clause 10.5 (Mandatory Redemption due to a Mandatory Redemption Event) (as applicable).

(c)
From the date falling 6 months after the relevant Total Loss Event or Mandatory Redemption Event, the Issuer may apply any amounts held in the Reinvestment Account towards redemption of the relevant Bonds in accordance with paragraph (b) above. Any amounts held in the Reinvestment Account and not applied towards a Reinvestment on or prior to the date falling 12 months after the relevant Total Loss Event or Mandatory Redemption Event, shall be applied towards redemption of the relevant Bonds in accordance with paragraph (b) above.

13.19	Financial covenants

(a)	The Issuer shall, and shall procure that each other Group Company will, comply with the following:

(i)	Minimum liquidity: The Issuer shall ensure that the Group maintains Liquidity not less than USD 20,000,000.

(ii)	Minimum working capital: The Issuer undertakes to ensure that Working Capital is positive; and

(iii)	Minimum Value Adjusted Equity Ratio: The Issuer undertakes to ensure that the Group maintains a Value Adjusted Equity Ratio higher than 40.00 per cent.

(b)
The Issuer undertakes to comply with the above Financial Covenants at all times, such compliance to be measured on each Quarter Date and certified by the Issuer in each Compliance Certificate. All financial covenants shall be calculated on a consolidated basis for the Group during the lifetime of the Bonds.

13.20	Incurrence Test

(a)	The Incurrence Test shall be applied in respect of Distributions under paragraph (a) of the definition of Permitted Distribution and is met if:

(i)	Value Adjusted Equity Ratio: is at least 50.00 per cent; and

(ii)	Liquidity: is no less than USD 30,000,000 immediately after such Distribution is made.

(b)
Calculation of the Incurrence Test shall be made on a consolidated basis for the Group using the defined terms and calculation principles applied to the calculation of Financial Covenants and the calculations and calculation adjustments set out in Clause 13.21 (Calculations and Calculation Adjustments).

13.21	Calculations and Calculation Adjustments

(a)
The calculation of the Value Adjusted Equity Ratio shall be made on a testing date determined by the Issuer, falling no earlier than 1 month prior to the event relevant for the application of the Incurrence Test, and certified by the Issuer in a Compliance Certificate to be delivered to the Bond Trustee in relation to the application of the Incurrence Test.

(b)	Calculation of the Value Adjusted Equity Ratio and Liquidity shall be made on a pro forma basis as if the Distribution had already been made.

13.22	Financial Covenants cure

(a)
If the Issuer does not comply with any Financial Covenant and the Issuer receives or has received any Cure Amount during the period from the last Quarter Date up to the date on which it has delivered to the Bond Trustee the Compliance Certificate in respect of such time, then:

(i)
the Value Adjusted Equity Ratio shall be recalculated on the basis that the Cure Amount so received shall be deemed to increase the Equity by an amount equal to such Cure Amount on the relevant testing date;

(ii)
Liquidity shall be recalculated on the basis that the Cure Amount so received shall be deemed to increase the Cash and Cash Equivalents by an amount equal to such Cure Amount on the relevant testing date; and

(iii)	Working Capital shall be recalculated on the basis that the Cure Amount so received shall be deemed to increase the current assets by an amount equal to such Cure Amount on the relevant testing date.

(b)
If, after the Financial Covenants are recalculated as set out above, the breach has been remedied, the relevant Financial Covenants shall be deemed to have been satisfied on the relevant reporting date with the same effect as though there had been no failure to comply with the Financial Covenants on such date and the applicable breach of the Financial Covenants that had occurred shall be deemed cured.

(c)	The Issuer shall be limited to a maximum of 3 cures of actual failures to satisfy the Financial Covenants during the term of the Bonds, and no consecutive Financial Covenant cures are permitted.

14.	EVENTS OF DEFAULT AND ACCELERATION OF THE BONDS

14.1	Events of Default

Each of the events or circumstances set out in this Clause 14.1 shall constitute an Event of Default:

(a)	Non-payment

An Obligor fails to pay any amount payable by it under the Finance Documents when such amount is due for payment, unless:

(i)	its failure to pay is caused by administrative or technical error in payment systems or the CSD and payment is made within 5 Business Days following the original due date; or

(ii)	in the discretion of the Bond Trustee, the Issuer has substantiated that it is likely that such payment will be made in full within 5 Business Days following the original due date.

(b)	Breach of other obligations

An Obligor does not comply with any provision of the Finance Documents other than set out under paragraph (a) (Non-payment) above, unless such failure is capable of being remedied and is remedied within 20 Business Days after the earlier of the Issuer’s actual knowledge thereof, or notice thereof is given to the Issuer by the Bond Trustee.

(c)	Misrepresentation

Any representation, warranty or statement (including statements in Compliance Certificates) made by any Group Company under or in connection with any Finance Documents is or proves to have been incorrect, inaccurate or misleading in any material respect when made.

(d)	Cross default

If for any Group Company:

(i)	any Financial Indebtedness is not paid when due nor within any applicable grace period; or

(ii)	any Financial Indebtedness is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described); or

(iii)	any utilised commitment for any Financial Indebtedness is cancelled or suspended by a creditor as a result of an event of default (however described), or

(iv)	any creditor becomes entitled to declare any Financial Indebtedness due and payable prior to its specified maturity as a result of an event of default (however described),

provided however that the aggregate amount of such Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (i) to (iv) above exceeds a total of USD 10,000,000 (or the equivalent thereof in any other currency) in aggregate for the Group.

(e)	Insolvency and insolvency proceedings

Any Group Company:

(i)	is Insolvent; or

(ii)	is object of any corporate action or any legal proceedings is taken in relation to:

(A)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) other than a solvent liquidation or reorganisation; or

(B)	a composition, compromise, assignment or arrangement with any creditor which may materially impair its ability to perform its obligations under these Bond Terms; or

(C)	the appointment of a liquidator (other than in respect of a solvent liquidation), receiver, administrative receiver, administrator, compulsory manager or other similar officer of any of its assets; or

(D)	enforcement of any Security over any of its or their assets having an aggregate value exceeding the threshold amount set out in paragraph (d) (Cross default) above; or

(E)	for paragraphs (A) - (D) above, any analogous procedure or step is taken in any jurisdiction in respect of any such company.

However, this shall not apply to any petition which is frivolous or vexatious and is discharged, stayed or dismissed within 20 Business Days of commencement.

(f)	Creditor’s process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of any Group Company having an aggregate value exceeding the threshold amount set out in paragraph (d) (Cross default) above and is not discharged within 20 Business Days.

(g)	Unlawfulness

It is or becomes unlawful for an Obligor to perform or comply with any of its obligations under the Finance Documents to the extent this may materially impair:

(i)	the ability of an Obligor to perform its obligations under these Bond Terms; or

(ii)	the ability of the Bond Trustee or the Security Agent to exercise any material right or power vested to it under the Finance Documents.

14.2	Acceleration of the Bonds

If an Event of Default has occurred and is continuing, the Bond Trustee may, in its discretion in order to protect the interests of the Bondholders, or upon instruction received from the Bondholders pursuant to Clause 14.3 (Bondholders’ instructions) below, by serving a Default Notice to the Issuer:

(a)
declare that the Outstanding Bonds, together with accrued interest and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; and/or

(b)
exercise (or direct the Security Agent to exercise) any or all of its rights, remedies, powers or discretions under the Finance Documents or take such further measures as are necessary to recover the amounts outstanding under the Finance Documents.

14.3	Bondholders’ instructions

The Bond Trustee shall serve a Default Notice pursuant to Clause 14.2 (Acceleration of the Bonds) if:

(a)
the Bond Trustee receives a demand in writing from Bondholders representing a simple majority of the Voting Bonds, that an Event of Default shall be declared, and a Bondholders’ Meeting has not made a resolution to the contrary; or

(b)	the Bondholders’ Meeting, by a simple majority decision, has approved the declaration of an Event of Default.

14.4	Calculation of claim

The claim derived from the Outstanding Bonds due for payment as a result of the serving of a Default Notice will be calculated at the call prices set out in Clause 10.2 (Voluntary early redemption – Call Option), as applicable at the following dates (and regardless of the Default Repayment Date):

(a)
for any Event of Default arising out of a breach of paragraph (a) (Non-payment) of Clause 14.1 (Events of Default), the claim will be calculated at the call price applicable at the date when such Event of Default occurred; and

(b)	for any other Event of Default, the claim will be calculated at the call price applicable at the date when the Default Notice was served by the Bond Trustee.

However, if the situations described in paragraph (a) or (b) above takes place prior to the First Call Date, the calculation shall be based on the call price applicable on the First Call Date.

15.	BONDHOLDERS’ DECISIONS

15.1	Authority of the Bondholders’ Meeting

(a)
A Bondholders’ Meeting may, on behalf of the Bondholders, resolve to alter any of these Bond Terms, including, but not limited to, any reduction of principal or interest and any conversion of the Bonds into other capital classes.

(b)
The Bondholders’ Meeting cannot resolve that any overdue payment of any instalment shall be reduced unless there is a pro rata reduction of the principal that has not fallen due, but may resolve that accrued interest (whether overdue or not) shall be reduced without a corresponding reduction of principal.

(c)	The Bondholders’ Meeting may not adopt resolutions which will give certain Bondholders an unreasonable advantage at the expense of other Bondholders.

(d)
Subject to the power of the Bond Trustee to take certain action as set out in Clause 16.1 (Power to represent the Bondholders), if a resolution by, or an approval of, the Bondholders is required, such resolution may be passed at a Bondholders’ Meeting. Resolutions passed at any Bondholders’ Meeting will be binding upon all Bondholders.

(e)	At least 50 per cent. of the Voting Bonds must be represented at a Bondholders’ Meeting for a quorum to be present.

(f)	Resolutions will be passed by simple majority of the Voting Bonds represented at the Bondholders’ Meeting, unless otherwise set out in paragraph (g) below.

(g)
Save for any amendments or waivers which can be made without resolution pursuant to paragraph (a) and (b) of Clause 17.1 (Procedure for amendments and waivers), a majority of at least 2/3 of the Voting Bonds represented at the Bondholders’ Meeting is required for approval of any waiver or amendment of these Bond Terms.

15.2	Procedure for arranging a Bondholders’ Meeting

(a)	A Bondholders’ Meeting shall be convened by the Bond Trustee upon the request in writing of:

(i)	the Issuer;

(ii)	Bondholders representing at least 1/10 of the Voting Bonds;

(iii)	the Exchange, if the Bonds are listed and the Exchange is entitled to do so pursuant to the general rules and regulations of the Exchange; or

(iv)	the Bond Trustee.

The request shall clearly state the matters to be discussed and resolved.

(b)
If the Bond Trustee has not convened a Bondholders’ Meeting within 10 Business Days after having received a valid request for calling a Bondholders’ Meeting pursuant to paragraph (a) above, then the requesting party may call the Bondholders’ Meeting itself.

(c)
Summons to a Bondholders’ Meeting must be sent no later than 10 Business Days prior to the proposed date of the Bondholders’ Meeting. The Summons shall be sent to all Bondholders registered in the CSD at the time the Summons is sent from the CSD. If the Bonds are listed, the Issuer shall ensure that the Summons is published in accordance with the applicable regulations of the Exchange. The Summons shall also be published on the website of the Bond Trustee (alternatively by press release or other relevant information platform).

(d)
Any Summons for a Bondholders’ Meeting must clearly state the agenda for the Bondholders’ Meeting and the matters to be resolved. The Bond Trustee may include additional agenda items to those requested by the person calling for the Bondholders’ Meeting in the Summons. If the Summons contains proposed amendments to these Bond Terms, a description of the proposed amendments must be set out in the Summons.

(e)	Items which have not been included in the Summons may not be put to a vote at the Bondholders’ Meeting.

(f)
By written notice to the Issuer, the Bond Trustee may prohibit the Issuer from acquiring or dispose of Bonds during the period from the date of the Summons until the date of the Bondholders’ Meeting, unless the acquisition of Bonds is made by the Issuer pursuant to Clause 10 (Redemption and Repurchase of Bonds).

(g)
A Bondholders’ Meeting may be held on premises selected by the Bond Trustee, or if paragraph (b) above applies, by the person convening the Bondholders’ Meeting (however to be held in the capital of the Relevant Jurisdiction). The Bondholders’ Meeting will be opened and, unless otherwise decided by the Bondholders’ Meeting, chaired by the Bond Trustee. If the Bond Trustee is not present, the Bondholders’ Meeting will be opened by a Bondholder and be chaired by a representative elected by the Bondholders’ Meeting (the Bond Trustee or such other representative, the “Chairperson”).

(h)
Each Bondholder, the Bond Trustee and, if the Bonds are listed, representatives of the Exchange, or any person or persons acting under a power of attorney for a Bondholder, shall have the right to attend the Bondholders’ Meeting (each a “Representative”). The Chairperson may grant access to the meeting to other persons not being Representatives, unless the Bondholders’ Meeting decides otherwise. In addition, each Representative has the right to be accompanied by an advisor. In case of dispute or doubt regarding whether a person is a Representative or entitled to vote, the Chairperson will decide who may attend the Bondholders’ Meeting and exercise voting rights.

(i)
Representatives of the Issuer have the right to attend the Bondholders’ Meeting. The Bondholders Meeting may resolve to exclude the Issuer’s representatives and/or any person holding only Issuer’s Bonds (or any representative of such person) from participating in the meeting at certain times, however, the Issuer’s representative and any such other person shall have the right to be present during the voting.

(j)
Minutes of the Bondholders’ Meeting must be recorded by, or by someone acting at the instruction of, the Chairperson. The minutes must state the number of Voting Bonds represented at the Bondholders’ Meeting, the resolutions passed at the meeting, and the results of the vote on the matters to be decided at the Bondholders’ Meeting. The minutes shall be signed by the Chairperson and at least one other person. The minutes will be deposited with the Bond Trustee who shall make available a copy to the Bondholders and the Issuer upon request.

(k)
The Bond Trustee will ensure that the Issuer, the Bondholders and the Exchange are notified of resolutions passed at the Bondholders’ Meeting and that the resolutions are published on the website of the Bond Trustee (or other relevant electronically platform or press release).

(l)
The Issuer shall bear the costs and expenses incurred in connection with convening a Bondholders’ Meeting regardless of who has convened the Bondholders’ Meeting, including any reasonable costs and fees incurred by the Bond Trustee.

15.3	Voting rules

(a)
Each Bondholder (or person acting for a Bondholder under a power of attorney) may cast one vote for each Voting Bond owned on the Relevant Record Date, ref. Clause 3.3 (Bondholders’ rights). The Chairperson may, in its sole discretion, decide on accepted evidence of ownership of Voting Bonds.

(b)	Issuer’s Bonds shall not carry any voting rights. The Chairperson shall determine any question concerning whether any Bonds will be considered Issuer’s Bonds.

(c)
For the purposes of this Clause 15, a Bondholder that has a Bond registered in the name of a nominee will, in accordance with Clause 3.3 (Bondholders’ rights), be deemed to be the owner of the Bond rather than the nominee. No vote may be cast by any nominee if the Bondholder has presented relevant evidence to the Bond Trustee pursuant to Clause 3.3 (Bondholders’ rights) stating that it is the owner of the Bonds voted for. If the Bondholder has voted directly for any of its nominee registered Bonds, the Bondholder’s votes shall take precedence over votes submitted by the nominee for the same Bonds.

(d)	Any of the Issuer, the Bond Trustee and any Bondholder has the right to demand a vote by ballot. In case of parity of votes, the Chairperson will have the deciding vote.

15.4	Repeated Bondholders’ Meeting

(a)
Even if the necessary quorum set out in paragraph (e) of Clause 15.1 (Authority of the Bondholders’ Meeting) is not achieved, the Bondholders’ Meeting shall be held and voting completed for the purpose of recording the voting results in the minutes of the Bondholders’ Meeting. The Bond Trustee or the person who convened the initial Bondholders’ Meeting may, within 10 Business Days of that Bondholders’ Meeting, convene a repeated meeting with the same agenda as the first meeting.

(b)
The provisions and procedures regarding Bondholders’ Meetings as set out in Clause 15.1 (Authority of the Bondholders’ Meeting), Clause 15.2 (Procedure for arranging a Bondholders’ Meeting) and Clause 15.3 (Voting rules) shall apply mutatis mutandis to a repeated Bondholders’ Meeting, with the exception that the quorum requirements set out in paragraph (e) of Clause 15.1 (Authority of the Bondholders’ Meeting) shall not apply to a repeated Bondholders’ Meeting. A Summons for a repeated Bondholders’ Meeting shall also contain the voting results obtained in the initial Bondholders’ Meeting.

(c)
A repeated Bondholders’ Meeting may only be convened once for each original Bondholders’ Meeting. A repeated Bondholders’ Meeting may be convened pursuant to the procedures of a Written Resolution in accordance with Clause 15.5 (Written Resolutions), even if the initial meeting was held pursuant to the procedures of a Bondholders’ Meeting in accordance with Clause 15.2 (Procedure for arranging a Bondholders’ Meeting) and vice versa.

15.5	Written Resolutions

(a)
Subject to these Bond Terms, anything which may be resolved by the Bondholders in a Bondholders’ Meeting pursuant to Clause 15.1 (Authority of the Bondholders’ Meeting) may also be resolved by way of a Written Resolution. A Written Resolution passed with the relevant majority is as valid as if it had been passed by the Bondholders in a Bondholders’ Meeting, and any reference in any Finance Document to a Bondholders’ Meeting shall be construed accordingly.

(b)	The person requesting a Bondholders’ Meeting may instead request that the relevant matters are to be resolved by Written Resolution only, unless the Bond Trustee decides otherwise.

(c)
The Summons for the Written Resolution shall be sent to the Bondholders registered in the CSD at the time the Summons is sent from the CSD and published at the Bond Trustee’s web site, or other relevant electronic platform or via press release.

(d)
The provisions set out in Clause 15.1 (Authority of the Bondholders’ Meeting), 15.2 (Procedure for arranging a Bondholders’ Meeting), Clause 15.3 (Voting rules) and Clause 15.4 (Repeated Bondholders’ Meeting) shall apply mutatis mutandis to a Written Resolution, except that:

(i)	the provisions set out in paragraphs (g), (h) and (i) of Clause 15.2 (Procedure for arranging Bondholders Meetings); or

(ii)	provisions which are otherwise in conflict with the requirements of this Clause 15.5,

shall not apply to a Written Resolution.

(e)	The Summons for a Written Resolution shall include:

(i)	instructions as to how to vote to each separate item in the Summons (including instructions as to how voting can be done electronically if relevant); and

(ii)
the time limit within which the Bond Trustee must have received all votes necessary in order for the Written Resolution to be passed with the requisite majority, which shall be at least 10 Business Days but not more than 15 Business Days from the date of the Summons (the “Voting Period”).

(f)
Only Bondholders of Voting Bonds registered with the CSD on the Relevant Record Date, or the beneficial owner thereof having presented relevant evidence to the Bond Trustee pursuant to Clause 3.3 (Bondholders’ rights), will be counted in the Written Resolution.

(g)
A Written Resolution is passed when the requisite majority set out in paragraph (f) or (g) of Clause 15.1 (Authority of Bondholders’ Meeting) has been obtained, based on a quorum of the total number of Voting Bonds, even if the Voting Period has not yet expired. A Written Resolution will also be resolved if the sufficient numbers of negative votes are received prior to the expiry of the Voting Period.

(h)
The effective date of a Written Resolution passed prior to the expiry of the Voting Period is the date when the resolution is approved by the last Bondholder that results in the necessary voting majority being obtained.

(i)
If no resolution is passed prior to the expiry of the Voting Period, the number of votes shall be calculated at the time specified in the summons on the last day of the Voting Period, and a decision will be made based on the quorum and majority requirements set out in paragraphs (e) to (g) of Clause 15.1 (Authority of Bondholders’ Meeting).

16.	THE BOND TRUSTEE

16.1	Power to represent the Bondholders

(a)
The Bond Trustee has power and authority to act on behalf of, and/or represent, the Bondholders in all matters, including but not limited to taking any legal or other action, including enforcement of these Bond Terms, and the commencement of bankruptcy or other insolvency proceedings against the Issuer, or others.

(b)
The Issuer shall promptly upon request provide the Bond Trustee with any such documents, information and other assistance (in form and substance satisfactory to the Bond Trustee), that the Bond Trustee deems necessary for the purpose of exercising its and the Bondholders’ rights and/or carrying out its duties under the Finance Documents.

16.2	The duties and authority of the Bond Trustee

(a)
The Bond Trustee shall represent the Bondholders in accordance with the Finance Documents, including, inter alia, by following up on the delivery of any Compliance Certificates and such other documents which the Issuer is obliged to disclose or deliver to the Bond Trustee pursuant to the Finance Documents and, when relevant, in relation to accelerating and enforcing the Bonds on behalf of the Bondholders.

(b)
The Bond Trustee is not obligated to assess or monitor the financial condition of the Issuer or any other Obligor unless to the extent expressly set out in these Bond Terms, or to take any steps to ascertain whether any Event of Default has occurred. Until it has actual knowledge to the contrary, the Bond Trustee is entitled to assume that no Event of Default has occurred. The Bond Trustee is not responsible for the valid execution or enforceability of the Finance Documents, or for any discrepancy between the indicative terms and conditions described in any marketing material presented to the Bondholders prior to issuance of the Bonds and the provisions of these Bond Terms.

(c)
The Bond Trustee is entitled to take such steps that it, in its sole discretion, considers necessary or advisable to protect the rights of the Bondholders in all matters pursuant to the terms of the Finance Documents. The Bond Trustee may submit any instructions received by it from the Bondholders to a Bondholders’ Meeting before the Bond Trustee takes any action pursuant to the instruction.

(d)	The Bond Trustee is entitled to engage external experts when carrying out its duties under the Finance Documents.

(e)	The Bond Trustee shall hold all amounts recovered on behalf of the Bondholders on separated accounts.

(f)
The Bond Trustee shall facilitate that resolutions passed at the Bondholders’ Meeting are properly implemented, provided, however, that the Bond Trustee may refuse to implement resolutions that may be in conflict with these Bond Terms, any other Finance Document, or any applicable law.

(g)
Notwithstanding any other provision of the Finance Documents to the contrary, the Bond Trustee is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation.

(h)	If the cost, loss or liability which the Bond Trustee may incur (including reasonable fees payable to the Bond Trustee itself) in:

(i)	complying with instructions of the Bondholders; or

(ii)	taking any action at its own initiative,

will not, in the reasonable opinion of the Bond Trustee, be covered by the Issuer or the relevant Bondholders pursuant to paragraphs (e) and (g) of Clause 16.4 (Expenses, liability and indemnity), the Bond Trustee may refrain from acting in accordance with such instructions, or refrain from taking such action, until it has received such funding or indemnities (or adequate security has been provided therefore) as it may reasonably require.

(i)
The Bond Trustee shall give a notice to the Bondholders before it ceases to perform its obligations under the Finance Documents by reason of the non-payment by the Issuer of any fee or indemnity due to the Bond Trustee under the Finance Documents.

(j)
The Bond Trustee may instruct the CSD to split the Bonds to a lower nominal value in order to facilitate partial redemptions, write-downs or restructurings of the Bonds or in other situations where such split is deemed necessary.

16.3	Equality and conflicts of interest

(a)
The Bond Trustee shall not make decisions which will give certain Bondholders an unreasonable advantage at the expense of other Bondholders. The Bond Trustee shall, when acting pursuant to the Finance Documents, act with regard only to the interests of the Bondholders and shall not be required to have regard to the interests or to act upon or comply with any direction or request of any other person, other than as explicitly stated in the Finance Documents.

(b)
The Bond Trustee may act as agent, trustee, representative and/or security agent for several bond issues relating to the Issuer notwithstanding potential conflicts of interest. The Bond Trustee is entitled to delegate its duties to other professional parties.

16.4	Expenses, liability and indemnity

(a)
The Bond Trustee will not be liable to the Bondholders for damage or loss caused by any action taken or omitted by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct. The Bond Trustee shall not be responsible for any indirect or consequential loss. Irrespective of the foregoing, the Bond Trustee shall have no liability to the Bondholders for damage caused by the Bond Trustee acting in accordance with instructions given by the Bondholders in accordance with these Bond Terms.

(b)
The Bond Trustee will not be liable to the Issuer for damage or loss caused by any action taken or omitted by it under or in connection with any Finance Document, unless caused by its gross negligence or wilful misconduct. The Bond Trustee shall not be responsible for any indirect or consequential loss.

(c)
Any liability for the Bond Trustee for damage or loss is limited to the amount of the Outstanding Bonds. The Bond Trustee is not liable for the content of information provided to the Bondholders by or on behalf of the Issuer or any other person.

(d)	The Bond Trustee shall not be considered to have acted negligently in:

(i)	acting in accordance with advice from or opinions of reputable external experts; or

(ii)	taking, delaying or omitting any action if acting with reasonable care and provided the Bond Trustee considers that such action is in the interests of the Bondholders.

(e)
The Issuer is liable for, and will indemnify the Bond Trustee fully in respect of, all losses, expenses and liabilities incurred by the Bond Trustee as a result of negligence by the Issuer (including its directors, management, officers, employees and agents) in connection with the performance of the Bond Trustee’s obligations under the Finance Documents, including losses incurred by the Bond Trustee as a result of the Bond Trustee’s actions based on misrepresentations made by the Issuer in connection with the issuance of the Bonds, the entering into or performance under the Finance Documents, and for as long as any amounts are outstanding under or pursuant to the Finance Documents.

(f)
The Issuer shall cover all costs and expenses incurred by the Bond Trustee in connection with it fulfilling its obligations under the Finance Documents. The Bond Trustee is entitled to fees for its work and to be indemnified for costs, losses and liabilities on the terms set out in the Finance Documents. The Bond Trustee’s obligations under the Finance Documents are conditioned upon the due payment of such fees and indemnifications. The fees of the Bond Trustee will be further set out in the Bond Trustee Fee Agreement.

(g)
The Issuer shall on demand by the Bond Trustee pay all costs incurred for external experts engaged after the occurrence of an Event of Default, or for the purpose of investigating or considering (i) an event or circumstance which the Bond Trustee reasonably believes is or may lead to an Event of Default or (ii) a matter relating to the Issuer or any Finance Document which the Bond Trustee reasonably believes may constitute or lead to a breach of any Finance Document or otherwise be detrimental to the interests of the Bondholders under the Finance Documents.

(h)
Fees, costs and expenses payable to the Bond Trustee which are not reimbursed in any other way due to an Event of Default, the Issuer being Insolvent or similar circumstances pertaining to any Obligor, may be covered by making an equal reduction in the proceeds to the Bondholders hereunder of any costs and expenses incurred by the Bond Trustee or the Security Agent in connection therewith. The Bond Trustee may withhold funds from any escrow account (or similar arrangement) or from other funds received from the Issuer or any other person, irrespective of such funds being subject to Transaction Security, and to set-off and cover any such costs and expenses from those funds.

(i)
As a condition to effecting any instruction from the Bondholders (including, but not limited to, instructions set out in Clause 14.3 (Bondholders’ instructions) or Clause 15.2 (Procedure for arranging a Bondholders’ Meeting)), the Bond Trustee may require satisfactory Security, guarantees and/or indemnities for any possible liability and anticipated costs and expenses from those Bondholders who have given that instruction and/or who voted in favour of the decision to instruct the Bond Trustee.

16.5	Replacement of the Bond Trustee

(a)
The Bond Trustee may be replaced by a majority of 2/3 of Voting Bonds in accordance with the procedures set out in Clause 15 (Bondholders’ Decisions), and the Bondholders may resolve to replace the Bond Trustee without the Issuer’s approval.

(b)
The Bond Trustee may resign by giving notice to the Issuer and the Bondholders, in which case a successor Bond Trustee shall be elected pursuant to this Clause 16.5, initiated by the retiring Bond Trustee.

(c)
If the Bond Trustee is Insolvent, or otherwise is permanently unable to fulfil its obligations under these Bond Terms, the Bond Trustee shall be deemed to have resigned and a successor Bond Trustee shall be appointed in accordance with this Clause 16.5. The Issuer may appoint a temporary Bond Trustee until a new Bond Trustee is elected in accordance with paragraph (a) above.

(d)
The change of Bond Trustee shall only take effect upon execution of all necessary actions to effectively substitute the retiring Bond Trustee, and the retiring Bond Trustee undertakes to co-operate in all reasonable manners without delay to such effect. The retiring Bond Trustee shall be discharged from any further obligation in respect of the Finance Documents from the change takes effect, but shall remain liable under the Finance Documents in respect of any action which it took or failed to take whilst acting as Bond Trustee. The retiring Bond Trustee remains entitled to any benefits and any unpaid fees or expenses under the Finance Documents before the change has taken place.

(e)
Upon change of Bond Trustee, the Issuer shall co-operate in all reasonable manners without delay to replace the retiring Bond Trustee with the successor Bond Trustee and release the retiring Bond Trustee from any future obligations under the Finance Documents and any other documents.

16.6	Security Agent

(a)
The Bond Trustee is appointed to act as Security Agent for the Bonds, unless any other person is appointed. The main functions of the Security Agent may include holding Transaction Security on behalf of the Secured Parties and monitoring compliance by the Issuer and other relevant parties of their respective obligations under the Transaction Security Documents with respect to the Transaction Security on the basis of information made available to it pursuant to the Finance Documents.

(b)
The Bond Trustee shall, when acting as Security Agent for the Bonds, at all times maintain and keep all certificates and other documents received by it, that are bearers of right relating to the Transaction Security in safe custody on behalf of the Bondholders. The Bond Trustee shall not be responsible for or required to insure against any loss incurred in connection with such safe custody.

(c)
Before the appointment of a Security Agent other than the Bond Trustee, the Issuer shall be given the opportunity to state its views on the proposed Security Agent, but the final decision as to appointment shall lie exclusively with the Bond Trustee.

(d)
The functions, rights and obligations of the Security Agent may be determined by a Security Agent Agreement to be entered into between the Bond Trustee and the Security Agent, which the Bond Trustee shall have the right to require each Obligor and any other party to a Finance Document to sign as a party, or, at the discretion of the Bond Trustee, to acknowledge. The Bond Trustee shall at all times retain the right to instruct the Security Agent in all matters, whether or not a separate Security Agent Agreement has been entered into.

(e)	The provisions set out in Clause 16.4 (Expenses, liability and indemnity) shall apply mutatis mutandis to any expenses and liabilities of the Security Agent in connection with the Finance Documents.

17.	AMENDMENTS AND WAIVERS

17.1	Procedure for amendments and waivers

(a)
The Issuer and the Bond Trustee (acting on behalf of the Bondholders) may agree to amend the Finance Documents or waive a past default or anticipated failure to comply with any provision in a Finance Document, provided that:

(i)	such amendment or waiver is not detrimental to the rights and benefits of the Bondholders in any material respect, or is made solely for the purpose of rectifying obvious errors and mistakes;

(ii)	such amendment or waiver is required by applicable law, a court ruling or a decision by a relevant authority; or

(iii)	such amendment or waiver has been duly approved by the Bondholders in accordance with Clause 15 (Bondholders’ Decisions).

(b)
Any changes to these Bond Terms necessary or appropriate in connection with the appointment of a Security Agent other than the Bond Trustee shall be documented in an amendment to these Bond Terms, signed by the Bond Trustee (in its discretion). If so desired by the Bond Trustee, any or all of the Transaction Security Documents shall be amended, assigned or re-issued, so that the Security Agent is the holder of the relevant Security (on behalf of the Bondholders). The costs incurred in connection with such amendment, assignment or re-issue shall be for the account of the Issuer.

17.2	Authority with respect to documentation

If the Bondholders have resolved the substance of an amendment to any Finance Document, without resolving on the specific or final form of such amendment, the Bond Trustee shall be considered authorised to draft, approve and/or finalise (as applicable) any required documentation or any outstanding matters in such documentation without any further approvals or involvement from the Bondholders being required.

17.3	Notification of amendments or waivers

(a)
The Bond Trustee shall as soon as possible notify the Bondholders of any amendments or waivers made in accordance with this Clause 17, setting out the date from which the amendment or waiver will be effective, unless such notice according to the Bond Trustee’s sole discretion is unnecessary. The Issuer shall ensure that any amendment to these Bond Terms is duly registered with the CSD.

(b)
Prior to agreeing to an amendment or granting a waiver in accordance with paragraph (a)(i) of Clause 17.1 (Procedure for amendments and waivers), the Bond Trustee may inform the Bondholders of such waiver or amendment at a relevant information platform.

18.	MISCELLANEOUS

18.1	Limitation of claims

All claims under the Finance Documents for payment, including interest and principal, will be subject to the legislation regarding time-bar provisions of the Relevant Jurisdiction.

18.2	Access to information

(a)
These Bond Terms will be made available to the public and copies may be obtained from the Bond Trustee or the Issuer. The Bond Trustee will not have any obligation to distribute any other information to the Bondholders or any other person, and the Bondholders have no right to obtain information from the Bond Trustee, other than as explicitly stated in these Bond Terms or pursuant to statutory provisions of law.

(b)
In order to carry out its functions and obligations under these Bond Terms, the Bond Trustee will have access to the relevant information regarding ownership of the Bonds, as recorded and regulated with the CSD.

(c)
The information referred to in paragraph (b) above may only be used for the purposes of carrying out their duties and exercising their rights in accordance with the Finance Documents and shall not disclose such information to any Bondholder or third party unless necessary for such purposes.

18.3	Notices, contact information

(a)
Written notices to the Bondholders made by the Bond Trustee will be sent to the Bondholders via the CSD with a copy to the Issuer and the Exchange (if the Bonds are listed). Any such notice or communication will be deemed to be given or made via the CSD, when sent from the CSD.

(b)
The Issuer’s written notifications to the Bondholders will be sent to the Bondholders via the Bond Trustee or through the CSD with a copy to the Bond Trustee and the Exchange (if the Bonds are listed).

(c)
Notwithstanding paragraph (a) above and provided that such written notification does not require the Bondholders to take any action under the Finance Documents, the Issuer’s written notifications to the Bondholders may be published by the Bond Trustee on a relevant information platform only.

(d)
Unless otherwise specifically provided, all notices or other communications under or in connection with these Bond Terms between the Bond Trustee and the Issuer will be given or made in writing, by letter or e-mail. Any such notice or communication will be deemed to be given or made as follows:

(i)	if by letter, when delivered at the address of the relevant party;

(ii)	if by e-mail, when received; and

(iii)	if by publication on a relevant information platform, when published.

(e)	The Issuer and the Bond Trustee shall each ensure that the other party is kept informed of changes in postal address, e-mail address, telephone number and contact persons.

(f)	When determining deadlines set out in these Bond Terms, the following will apply (unless otherwise stated):

(i)	if the deadline is set out in days, the first day of the relevant period will not be included and the last day of the relevant period will be included;

(ii)
if the deadline is set out in weeks, months or years, the deadline will end on the day in the last week or the last month which, according to its name or number, corresponds to the first day the deadline is in force. If such day is not a part of an actual month, the deadline will be the last day of such month; and

(iii)	if a deadline ends on a day which is not a Business Day, the deadline is postponed to the next Business Day.

18.4	Defeasance

(a)	Subject to paragraph (b) below and provided that:

(i)
an amount sufficient for the payment of principal and interest on the Outstanding Bonds to the relevant Repayment Date (including, to the extent applicable, any premium payable upon exercise of a Call Option), and always subject to paragraph (c) below (the “Defeasance Amount”) is credited by the Issuer to an account in a financial institution acceptable to the Bond Trustee (the “Defeasance Account”);

(ii)	the Defeasance Account is irrevocably pledged and blocked in favour of the Bond Trustee on such terms as the Bond Trustee shall request (the “Defeasance Pledge”); and

(iii)
the Bond Trustee has received such legal opinions and statements reasonably required by it, including (but not necessarily limited to) with respect to the validity and enforceability of the Defeasance Pledge, then;

(A)
the Issuer will be relieved from its obligations under paragraph (a) of Clause 12.2 (Requirements as to Financial Reports), Clause 12.3 (Put Option Event), Clause 12.5 (Information: miscellaneous) and Clause 13 (General and Financial Undertakings);

(B)	any Transaction Security shall be released and the Defeasance Pledge shall be considered replacement of the Transaction Security;

(C)	any Obligor shall be released from any Guarantee or other obligation applicable to it under any Finance Document.

(b)
The Bond Trustee shall be authorised to apply any amount credited to the Defeasance Account towards any amount payable by the Issuer under any Finance Document on the due date for the relevant payment until all obligations of the Issuer and all amounts outstanding under the Finance Documents are repaid and discharged in full.

(c)
The Bond Trustee may, if the Defeasance Amount cannot be finally and conclusively determined, decide the amount to be deposited to the Defeasance Account in its discretion, applying such buffer amount as it deems necessary.

A defeasance established according to this Clause 18.4 may not be reversed.

19.	GOVERNING LAW AND JURISDICTION

19.1	Governing law

These Bond Terms are governed by the laws of the Relevant Jurisdiction, without regard to its conflict of law provisions.

19.2	Main jurisdiction

The Bond Trustee and the Issuer agree for the benefit of the Bond Trustee and the Bondholders that the City Court of the capital of the Relevant Jurisdiction shall have jurisdiction with respect to any dispute arising out of or in connection with these Bond Terms. The Issuer agrees for the benefit of the Bond Trustee and the Bondholders that any legal action or proceedings arising out of or in connection with these Bond Terms against the Issuer or any of its assets may be brought in such court.

19.3	Alternative jurisdiction

Clause 19 (Governing law and jurisdiction) is for the exclusive benefit of the Bond Trustee and the Bondholders and the Bond Trustee have the right:

(a)	to commence proceedings against the Issuer or any of its assets in any court in any jurisdiction; and

(b)	to commence such proceedings, including enforcement proceedings, in any competent jurisdiction concurrently.

19.4	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, the Issuer:

(i)	irrevocably appoints CSC (Norway) AS as its agent for service of process in relation to any proceedings in connection with these Bond Terms; and

(ii)	agrees that failure by an agent for service of process to notify the Issuer of the process will not invalidate the proceedings concerned.

(b)
If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Issuer must immediately (and in any event within 10 Business Days of such event taking place) appoint another agent on terms acceptable to the Bond Trustee. Failing this, the Bond Trustee may appoint another agent for this purpose.

-----000-----

These Bond Terms have been executed in two originals, of which the Issuer and the Bond Trustee shall retain one each.

SIGNATURES:

The Issuer:	As Bond Trustee and Security Agent:

PERFORMANCE SHIPPING INC.	NORDIC TRUSTEE AS

/s/ Andreas Michalopoulos	/s/ Olav Slagsvold

By: Andreas Michalopoulos	By: Olav Slagsvold

Position: Chief Executive Officer	Position: Authorised signatory (p.p.)

These Bond Terms have been executed in two originals, of which the Issuer and the Bond Trustee shall retain one each.

SIGNATURES:

The Issuer:	As Bond Trustee and Security Agent:
PERFORMANCE SHIPPING INC.	NORDIC TRUSTEE AS

/s/ Olav Slagsvold

By:	By: Olav Slagsvold

Position:	Position: Authorised signatory (p.p.)

ATTACHMENT 1
COMPLIANCE CERTIFICATE

[date]

Performance Shipping Inc. 9.875% bonds 2025/2029 ISIN NO0013607028

We refer to the Bond Terms for the above captioned Bonds made between Nordic Trustee AS as Bond Trustee on behalf of the Bondholders and the undersigned as Issuer. Pursuant to Clause 12.2 (Requirements as to Financial Reports) of the Bond Terms a Compliance Certificate shall be issued in connection with each delivery of Financial Reports to the Bond Trustee.

This letter constitutes the Compliance Certificate for the period [•].

Capitalised terms used herein will have the same meaning as in the Bond Terms.

With reference to Clause 12.2 (Requirements as to Financial Reports), we hereby certify that all information delivered under cover of this Compliance Certificate is true and accurate. Copies of our latest consolidated [Annual Financial Statements] / [Interim Accounts] are enclosed.

[The financial covenants set out in Clause 13.19 (Financial covenants) are met, please see the calculations and figures in respect of the ratios attached hereto.]

[The Issuer has made a Distribution subject to the Incurrence Test set out in Clause 13.19 (Incurrence Test). The Incurrence Test is met, please see the calculations and figures in respect of the Value Adjusted Equity Ratio and Liquidity attached hereto.]

We confirm that, to the best of our knowledge, no Event of Default has occurred or is likely to occur.

Yours faithfully,
Performance Shipping Inc.

Name of authorised person

Enclosure: Annual Financial Statements / Interim Accounts; [and any other written documentation]

ATTACHMENT 2
RELEASE NOTICE – ESCROW ACCOUNT

[date]
Dear Sirs,

Performance Shipping Inc. 9.875% bonds 2025/2029 ISIN NO0013607028

We refer to the Bond Terms for the above captioned Bonds made between Nordic Trustee AS as Bond Trustee on behalf of the Bondholders and the undersigned as Issuer.

Capitalised terms used herein will have the same meaning as in the Bond Terms.

We hereby give you notice that we on [date] wish to draw [the amount specified in Enclosure I (Flow of Funds)]/[all amounts] from the Escrow Account to be applied pursuant to the purpose set out in the Bond Terms, and request you to instruct the bank to release the above mentioned amount.

We hereby represent and warrant that (i) no Event of Default has occurred and is continuing or is likely to occur as a result of the release from the Escrow Account, and (ii) we confirm that the representations and warranties set out in the Bond Terms are true and accurate in all material respects at the date hereof.

Yours faithfully,

Performance Shipping Inc.

Name of authorised person

Enclosure I: Flow of Funds